EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AMONG
PAREXEL INTERNATIONAL CORPORATION
LIMA INTERNATIONAL CORPORATION,
LIQUENT, INC.
THE PRINCIPAL STOCKHOLDERS OF LIQUENT, INC.
(NAMED HEREIN)
AND
ML SELLER REP LLC, SOLELY IN ITS CAPACITY AS REPRESENTATIVE
Dated as of December 21, 2012

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- ii -

- iii -

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2012 (this “Agreement”), among PAREXEL International Corporation, a Delaware corporation (“Parent”), Lima International Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Liquent, Inc., a Delaware corporation (the “Company”), solely for purposes of Sections 2.07, 2.13, 3.03, 3.04, and Articles VIII and IX hereof, Liquent Acquisition, LLC, Richard Riegel, and David Pincus (each a “Principal Stockholder” and, collectively, the “Principal Stockholders”), and ML SELLER REP LLC (the “Securityholders’ Representative”), solely in its capacity as Securityholders’ Representative. Parent, Purchaser, the Company, the Principal Stockholders and the Securityholders’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H :
WHEREAS, this Agreement contemplates a merger of Purchaser with and into the Company, with the Company becoming the Surviving Corporation in accordance with this Agreement. In connection with the Merger, among other things, the Securityholders will receive cash consideration in exchange for their capital stock of the Company;
WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of Parent and Purchaser to enter into this Agreement, certain directors of the Company are entering into non-competition agreements and such individuals and the Principal Stockholders are entering into non-solicitation agreements with Purchaser;
WHEREAS, the Parties intend that, as soon as practicable following the execution of this Agreement, and as a condition of the willingness of Parent, Purchaser and the Company to enter into this Agreement, certain Principal Stockholders will cause written consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders;
WHEREAS, the respective Board of Directors of Parent, Purchaser and the Company have approved this Agreement and declared advisable that Purchaser merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below); and
WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is advisable, fair and in the best interests of the Company and its Securityholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Securityholders of the Company for their adoption and approval and resolved to recommend that the Securityholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, Parent, Purchaser,

the Company, the Principal Stockholders and the Securityholders’ Representative agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. For purposes of this Agreement:
“AAA” means the American Arbitration Association.
“Adjustment Time” means 11:59 P.M. on the date prior to the Closing Date.
“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Applicable Accounting Principles” means those accounting principles generally accepted in the United States (“GAAP”) and applied in a manner consistent with the preparation of the Audited Financial Statements on an historical basis; provided, however, that the Balance Sheet is subject to normal year-end adjustments (which in the aggregate, will not be material) and, with respect to the Unaudited Financial Statements, does not contain all footnotes required under GAAP and does not contain statements of changes in redeemable Preferred Stock and Stockholder’s equity.
“Arbitration Firm” means a mutually agreeable Big-4 accounting firm or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Securityholders’ Representative in writing, provided, that if the Securityholders’ Representative and Parent fail or refuse to select a firm within ten (10) calendar days after written request therefor by the Securityholders’ Representative or Parent, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the New York, NY office of the AAA (the “Neutral Accountant”).
“Base Consideration” means $72,000,000.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.
“Bylaws” means the bylaws of the Company.
“Cash and Cash Equivalents” means cash and cash equivalents held by the Company and its Subsidiaries, determined in accordance with Applicable Accounting Principles.
“Closing Cash” means the aggregate amount of Cash and Cash Equivalents as of the Adjustment Time determined in accordance with Applicable Accounting Principles.

“Closing Cash Payment” means the Base Consideration plus the Closing Working Capital Overage, if any, plus the Closing Cash minus the Escrow Amount minus the Payoff Amount, if any, minus the Closing Working Capital Underage, if any, minus the Securityholders’ Representative Reserve.
“Closing Date” means the date of the Closing.
“Company Certificate” means a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by a duly authorized officer of the Company, to the effect that each of the conditions specified in Section 6.02(a)-(c) is satisfied in all respects.
“Company Charter” means the Third Amended and Restated Certificate of Incorporation of the Company, as further amended by the Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of the Company.
“Company Common Shares” means shares of Company Common Stock.
“Company Common Stock” means “Common Stock,” with no par value, as defined in the Company Charter.
“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any Third Party.
“Company Owned Intellectual Property” means Intellectual Property owned by or registered in the name of the Company or any of its Subsidiaries.
“Company Preferred Shares” means shares of the Company Preferred stock, with no par value.
“Company Preferred Stock” means “Class A Preferred Stock” as defined in the Company Charter.
“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.
“Company Shares” means shares of the Company’s capital stock, including, without limitation the Company Common Stock, Company Preferred Stock, Company Restricted Shares and Dissenting Company Shares.
“Company Source Code” means the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock Plan” means any stock option plan or other stock or equity-related plan of the Company.
“Contract” means any contract, lease, license, legally binding commitment, purchase order, indenture, note, bond or other agreement.
“Control” (including the terms “controlled by” and “under common control with” and other correlative terms thereof) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“Customer Offerings” means (a) the products (including Software and Documentation) that the Company or any of its Subsidiaries (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to Third Parties within the previous six (6) years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any of its Subsidiaries (i) currently provides or makes available to Third Parties, or (ii) has provided or made available to third parties within the previous six (6) years, or (iii) currently plans to provide or make available to Third Parties in the future.
“Damages” means any and all debts, obligations and other liabilities, losses, monetary damages, fines, fees, penalties, Taxes, interest, court costs, costs of investigators, fees and expenses of external attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures, but excluding any special, punitive, or exemplary damages (other than such Damages assessed against any Parent Indemnified Party or Seller Indemnified Party pursuant to any Third Party claim or award).
“DGCL” means the General Corporation Law of the State of Delaware.
“Distribution Allocation Schedule” means a schedule, listing the amount of consideration to be paid to each Securityholder pursuant to Section 2.06, to be delivered by the Company to Parent upon execution of this Agreement and updated by the Company no less than two (2) days prior to Closing.
“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.
“Environmental Laws” means any applicable Law imposing liability or establishing requirements for the use, storage and disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et

seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; and the Clean Water Act, 33 U.S.C. 1251 et seq., as amended.
“ERISA Affiliate” means any Person that, together with the Company, would be or was at any time within the current or preceding six years treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means American Stock Transfer & Trust Company, LLC.
“Escrow Agreement” means an agreement by and among Parent, the Escrow Agent and the Securityholders’ Representative in the form attached to this Agreement as Exhibit A.
“Escrow Amount” means 10% of the Base Consideration.
“Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest earned.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Exploit” (including the term “Exploitation”) means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of free of all rightful claims of Intellectual Property infringement.
“Foreign Antitrust Laws” means any applicable foreign or supranational law, regulation, legislation or decree of any jurisdiction other than the United States regarding merger control, antitrust or competition matters, or designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or merger control.
“Foreign Benefit Plan” means each Plan maintained by Company or any Subsidiary for its employees located outside of the United States, other than any such plan that is sponsored by any Governmental Entity.
“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, officer, official, organization, unit, body or entity and any court or other tribunal).
“Hazardous Materials” means (a) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under Environmental Laws; (b) oil, petroleum and petroleum products, including crude oil and any fractions thereof; (c) damaged and friable asbestos; and (d) any chemicals, other hazardous, radioactive or toxic materials, other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
“Indebtedness” means with respect to any Person (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business, accrued liabilities, deferred revenues accrued for or reserved against and any indebtedness secured by a purchase money security interest); (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) guaranties securing indebtedness for borrowed money; (e) letters of credit, surety bonds, performance bonds, or similar obligations to the extent drawn upon; (f) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens other than Permitted Liens; and (g) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness; provided that none of the foregoing shall be included as Indebtedness to the extent it is included in Final Working Capital.
“Intellectual Property” means the following subsisting throughout the world:
(a)    Patent Rights;
(b)    Trademarks and all goodwill in the Trademarks;
(c)    Copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(d)    mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; and
(e)    inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice.
“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations, and applications for each of the foregoing.
“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any of its Subsidiaries in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any of its Subsidiaries or hosted at a third party site. All Internal Systems that are material to the business of the Company or any of its Subsidiaries are listed and described in Section 3.15(d) of the Disclosure Schedule.
“Knowledge of the Company” means the knowledge of each of Richard Riegel and David Pincus or the actual knowledge such individual would have had after reasonable inquiry.
“Lien” means any liens, claims, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other charges of any kind.
“Liquidation Amount” means the amount payable with regard to each share of Company Preferred Stock pursuant to Article IV, Section (2)(a) of the Company Charter.
“Material Adverse Effect” means any change, event, circumstance, development with respect to, or effect, individually or in the aggregate, that has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that: (x) events, conditions, circumstances, developments, changes and effects arising from or relating to (a) general business or economic conditions, (b) national or international political or social conditions, including, but not limited to, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack on the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities markets (including any disruption of such markets, any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in Law, or (f) the taking of any action specifically required by this Agreement; and (y) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) to meet a financial forecast, shall not, to that extent, constitute a Material Adverse Effect; provided, that in the case of either clause (x) and (y) above such event or series of events or circumstances does not have a disproportionate effect on the Company relative to other industry participants; provided, further, that to the extent any adverse change, event or circumstance or development is cured prior to the Effective Time, it shall not be taken into account in determining the occurrence of any Material Adverse Effect.
“Net Working Capital” means, as of the Adjustment Time, the net working capital of the Company, calculated in a manner consistent with Exhibit B, and that, for the avoidance of doubt, includes and only includes those line items, prepared in accordance with Applicable Accounting Principles, used to calculate the values in the line titled “Adjusted Net Working Capital.
“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache, or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.
“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
“Paying Agent” means American Stock Transfer & Trust Company, LLC.
“Per Share Amount” means the product of (a) Per Share Portion and (b) the Closing Cash Payment minus the aggregate Liquidation Amount.
“Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the number of Company Shares issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.06(c)).
“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, repairmen’s, landlords’, warehousemen’s or similar Liens (whether arising by contract or by operation of Law) arising or incurred in the Ordinary Course of Business; (b) Liens for Taxes, assessments and any other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings (and for which an appropriate reserve has been established on the Balance Sheet to the extent required by the Applicable Accounting Principles); (c) other imperfections of title or encumbrance, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (d) zoning, building codes and other land use laws regulating the use or occupancy of property owned or leased by the Company or activities conducted thereon; and (e) all leases, subleases, licenses, concessions or service contracts regulating the use or occupancy of real property owned or leased by the Company or activities conducted thereon.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.
"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and the portion of any Straddle Period which precedes and includes the Closing Date.
“Registered Intellectual Property” means Company Owned Intellectual Property that is the subject of a pending application or an issued patent, copyright, trademark, or domain name registration.
“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment in violation of Environmental Laws.

“Representative” means, with respect to a Person, the directors, officers, employees, agents (including financial and legal advisors) and other representatives of such Person.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholders” means holders of the Company Shares immediately prior to the Effective Time.
“Seller Expenses” means all costs, fees and expenses incurred by the Company or any of its Subsidiaries, or by the Company or any of its Subsidiaries on behalf of any Securityholder, in each case in connection with the negotiation of this Agreement and/or the consummation of the transactions contemplated by this Agreement (whether incurred prior to or after the date of this Agreement), including, without limitation, any accounting, brokerage fees, commissions, finders’ fees or financial advisory fee, including any fees payable to Marlin Equity Partners or its Affiliates, and the fees and expenses of Schulte Roth & Zabel LLP and Harris Williams, amounts paid by the Company for the D&O Tail and any Taxes or fees paid by the Company that are the responsibility of the Securityholders pursuant to Section 5.10.
“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
“Straddle Period" means any Tax Period that begins before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, trust, association or other non-corporate business enterprise in which such Person holds stock or other ownership interests, directly or indirectly, representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Target Working Capital” means $2,010,292.
“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes or fees imposed by any Governmental Authority, together with any interest, and any penalties or additions to tax with respect thereto.
“Tax Returns” means all returns and other filings (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Governmental Authority (or any agent of such Governmental Authority) relating to Taxes.

“Third Party” means any Person other than Parent and its Subsidiaries (including Purchaser) and the respective Representatives of Parent and its Subsidiaries.
“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section Reference

Action	Section 3.12
Acquisition Proposal	Section 5.13(a)
Aggregate Company Share Consideration	Section 2.06 (b)
Agreement	Preamble
Balance Sheet	Section 3.05
Balance Sheet Date	Section 3.06 (a)
Basket Amount	Section 8.04 (c)
Cap	Section 8.04 (a)
Cash Statement	Section 2.09 (g)
Certificate of Merger	Section 2.02
Certificates	Section 2.12 (a)
Claims	Section 8.02 (b)
Closing	Section 2.02
Code	Section 2.13
Company	Preamble
Company Board	Section 5.02 (a)
Company Required Approvals	Section 3.04 (b)
Company Restricted Stock	Section 2.10
Company Stockholder Approval	Section 3.03
Confidentiality Agreement	Section 5.03 (b)
Consent Notice	Section 5.02 (b)
D&O Tail	Section 5.04 (b)
Disclosure Schedule	ARTICLE III
Dissenting Company Shares	Section 2.11 (a)
Downward Adjustment Amount	Section 2.09 (c)
Downward Cash Adjustment Amount	Section 2.09 (g)
Effective Time	Section 2.02
ERISA	Section 3.14 (a)
Final Closing Cash Amount	Section 2.09 (g)
Final Working Capital	Section 2.09 (a)
Financial Statements	Section 3.06 (a)
Fundamental Representations	Section 8.04 (c)
GAAP	Section 3.06 (a)
Government Contract	Section 8.02(a)(viii)
HSR Act	Section 3.04 (b)

Defined Term	Section Reference

Indemnification Claim	Section 8.05
Indemnified Party	Section 8.05
Indemnified Person	Section 5.04 (a)
Indemnitor	Section 8.05
Law	Section 3.04 (a)
Letter of Transmittal	Section 2.12 (a)
Material Contracts	Section 3.09 (a)
Material Customer	Section 3.22(a)
Material Suppliers	Section 3.22(b)
Merger	Recitals
Neutral Accountant	Section 1.01
Notice of Disagreement	Section 2.09 (f)
Order	Section 3.12
Outside Date	Section 7.01 (b)(i)
Parent	Preamble
Parent Claims	Section 8.02 (a)
Parent Disclosure Schedule	ARTICLE IV
Parent Indemnified Parties	Section 8.02 (a)
Payoff Amount	Section 2.07 (a)
Pending Claim	Section 8.08 (c)
Per Claim Basket	Section 8.04 (c)
Permits	Section 3.11 (a)
Plans	Section 3.14 (a)
Purchaser	Preamble
Real Property Lease	Section 3.10 (c)
Securityholder Group	Section 10.10
Securityholders’ Representative	Preamble
Securityholders’ Representative Account	Section 2.07 (b)
Securityholders’ Representative Indemnified Party	Section 5.11
Securityholders’ Representative Reserve	Section 2.07 (b)
Seller Agreements	Section 3.03
Seller Expenses Schedule	Section 2.07 (a)
Seller Indemnified Parties	Section 8.02 (b)
Sellers’ Claims	Section 8.02 (b)
Superior Proposal	Section 5.13(a)
Survival Expiration Date	Section 8.01 (a)
Surviving Corporation	Section 2.01
Unused Securityholders’ Representative Reserve	Section 2.07 (b)
Unaudited Financial Statements	Section 3.06(a)
Upward Adjustment Amount	Section 2.09 (d)
Upward Cash Adjustment Amount	Section 2.09 (g)
Working Capital Estimate	Section 2.08 (a)
Working Capital Overage	Section 2.08 (a)
Working Capital Statement	Section 2.09 (a)

Defined Term	Section Reference

Working Capital Underage	Section 2.08 (a)
Written Consents	Section 5.02 (a)
ARTICLE II
THE MERGER
Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
Section 2.02    Effective Time; Closing. No later than two (2) Business Days following the date of satisfaction (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits of such conditions) of the conditions set forth in Article VI, the Parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”). Prior to such filing, a closing (the “Closing”) shall be held at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M. (Eastern Time) or such other place and time as the parties shall agree, for the purpose of confirming the satisfaction or, to the extent permitted by Law, waiver by the Party or Parties entitled to the benefits of such conditions as the case may be, of the conditions set forth in Article VI.
Section 2.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject to such provisions of the DGCL, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Section 2.04    Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit C, until thereafter amended as provided by law and such certificate of incorporation.
(b)    Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as set forth in Exhibit D, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.05    Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Purchaser prior to the Effective Time, the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
Section 2.06    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:
(a)    Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than Company Preferred Shares to be canceled pursuant to
Section 2.06(c) and Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to (i) the Liquidation Amount and (ii) the amount set forth in subsection (b) below, upon the surrender of such Certificate (or other evidence of ownership reasonably acceptable to the Paying Agent in accordance with Section 2.12).
(b)    Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.06(c) and any Dissenting Company Shares) shall be canceled and shall, upon the surrender of such Certificate (or other evidence of ownership reasonably acceptable to the Paying Agent in accordance with Section 2.12), be converted automatically into the right to receive in cash, without interest, equal to (i) the Per Share Amount plus (ii) the product of (A) the Per Share Portion and (B) the Escrow Funds, released in accordance with Section 8.08 if any, plus the Unused Securityholders’ Representative Reserve, if any, plus any amounts received by the Securityholders’ Representative pursuant to Section 5.09(a), if any, plus the Upward Adjustment Amount, if any, plus the Upward Cash Adjustment Amount, if any (collectively for all such shares, the “Aggregate Company Share Consideration”).
(c)    Each Company Share held in the treasury of the Company and each Company Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion of such Company Shares, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect to such Company Shares.
(d)    Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
Section 2.07    Payments.
(a)    Prior to the Closing Date, the Securityholders’ Representative shall provide Parent with (i) payoff letters and forms of Lien releases with respect to all Indebtedness of the Company and its Subsidiaries set forth on Section 2.07(a) of the Disclosure Schedule (other than any Indebtedness of the Company owed to any of its Subsidiaries or of any of its Subsidiaries owed to the Company or another Subsidiary of the Company) and (ii) a schedule setting forth all Seller Expenses accrued but unpaid as of the Closing Date and an estimate of all Seller Expenses that will accrue after such Business Day (the “Seller Expenses Schedule”). At the Effective Time, Parent shall pay or cause to be paid (x) to the holders of such Indebtedness the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to the Indebtedness of the Company and its Subsidiaries set forth on Section 2.07(a) of the Disclosure Schedule (other than any Indebtedness of the Company owed to any of its Subsidiaries or of any of its Subsidiaries owed to the Company or another Subsidiary of the Company), in each case in the amount set forth in the payoff letters provided by the Securityholders’ Representative, and (y) the Seller Expenses in the amounts and to the Persons entitled to such Seller Expenses as set forth on the Seller Expenses Schedule or, on the instructions of the Securityholders’ Representative, to the Securityholders’ Representative (the amount equal to the sum of the Indebtedness and Seller Expenses paid pursuant to clauses (x) and (y) above is, collectively, the “Payoff Amount”). Each of the foregoing payments by Parent are, and for all purposes will be considered, payments on behalf of the Company and in respect of obligations and liabilities of the Company.
(b)    At the Effective Time, Parent shall deposit, or cause to be deposited (i) with the Paying Agent, an amount in cash equal to the Closing Cash Payment, (ii) with the Escrow Agent, an amount in cash equal to the Escrow Amount to be held in an escrow account pursuant to the terms of the Escrow Agreement and (iii) in an account identified by and for the benefit of the Securityholders’ Representative (the “Securityholders’ Representative Account”), an aggregate amount of $1,300,000 in cash (the “Securityholders’ Representative Reserve”) to be used by the Securityholders’ Representative solely to pay any Downward Adjustment Amount and any Downward Cash Adjustment Amount and, after all payments made as a result of the determination of (i) the Final Working Capital pursuant to Section 2.09(f) and (ii) the Final Closing Cash Amount pursuant to Section 2.09(g), pay for or reimburse any costs or expenses incurred by the Securityholders’ Representative in performing its duties pursuant to this Agreement and/or the Escrow Agreement. The Securityholders’ Representative Reserve shall be held in the Securityholders’ Representative Account and used in accordance with this Agreement until the date on which the Securityholders’ Representative determines, in its sole discretion, to release and distribute the amount of the then-remaining Securityholders’ Representative Reserve (such amount, the “Unused Securityholders’ Representative Reserve”) pursuant to
Section 2.07(b).
(c)    Other than as set forth in Section 2.13, the obligation of Parent or any of its Affiliates to make any payments to any Securityholder or the Securityholders' Representative under Article II of this Agreement shall not be subject to any right of set-off or deduction (including on account of any counterclaim or the Company's, any Securityholders' or the Securityholders' Representative's breach, bankruptcy or otherwise), and Parent hereby irrevocably waives any and all such rights.

Section 2.08    Pre-Closing Consideration Adjustments and Closing Cash.
(a)    Not less than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent a written good faith estimate (the “Working Capital Estimate”) of the Net Working Capital as of the Adjustment Time without giving effect to any of the transactions contemplated by this Agreement (except the payment of the Payoff Amount as contemplated by Section 2.07(a)) and determined in accordance with the Applicable Accounting Principles, together with all relevant backup materials and supporting calculations, and any resulting Working Capital Overage or Working Capital Underage. A “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Target Working Capital. A “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Working Capital Estimate.
(b)    Not less than one (1) Business Day prior to the Closing Date, an authorized officer of the Company shall deliver to Purchaser and Parent a statement setting forth the Closing Cash together with all relevant backup materials, including, without limitation, account statements as of a date reasonably acceptable to Parent.
Section 2.09    Post-Closing Consideration Adjustment.
(a)    Working Capital Statement. As soon as practicable but in no event later than ninety (90) days after the Effective Time, Parent shall deliver to the Securityholders’ Representative a statement (the “Working Capital Statement”) of the Net Working Capital as of the Adjustment Time without giving effect to any of the transactions contemplated by this Agreement (except the payment of the Payoff Amount pursuant to Section 2.07(a)) and determined in accordance with the Applicable Accounting Principles (the “Final Working Capital”), together with supporting calculations.
(b)    Access. For purposes of complying with the terms set forth in this Section 2.09(b) each Party shall cooperate with and make available to the other Parties and their respective Representatives such information, records, data and working papers, and shall permit reasonable access upon reasonable notice and during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities, books and records, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the Final Working Capital reflected in the Working Capital Statement and the resolution of any disputes in connection with the Working Capital Statement.
(c)    Downward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 2.09(f)) is less than the Working Capital Estimate, then the Aggregate Company Share Consideration will be adjusted downward by the amount of such shortfall (the “Downward Adjustment Amount”), and such amount shall be paid by the Securityholders’ Representative within two (2) Business Days after the date on which the Final Working Capital is finally determined pursuant to Section 2.09(f) to Parent out of the Securityholders’ Representative’s Reserve. To the extent the amount of the Downward Adjustment Amount exceeds the Securityholders’ Representative’s Reserve, such excess shall be paid to Parent out of the Escrow Funds.

(d)    Upward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 2.09(f)) is greater than the Working Capital Estimate, then the Aggregate Company Share Consideration will be adjusted upward by the amount of such excess (the “Upward Adjustment Amount”) and Parent shall pay to the Paying Agent, on behalf of the Securityholders, by wire transfer of immediately available funds, to an account designated by the Paying Agent, an amount in cash equal to the Upward Adjustment Amount. The Upward Adjustment Amount shall be paid by Parent to the Paying Agent, on behalf of the Securityholders, within two (2) Business Days after the date on which the Final Working Capital is finally determined pursuant to Section 2.09(f), and the Paying Agent shall pay a proportionate amount to each of the holders of Company Common Shares (other than any holder of Company Shares to be canceled pursuant to Section 2.06(c) and Dissenting Company Shares) in accordance with this Agreement.
(e)    No Adjustment. If the Final Working Capital (as finally determined pursuant to Section 2.09(f) is equal to the Working Capital Estimate, there shall be no adjustment to the Aggregate Company Share Consideration pursuant to this Section 2.09(e).
(f)    Dispute. Within thirty (30) days following receipt by the Securityholders’ Representative of the Working Capital Statement, the Securityholders’ Representative shall either inform Parent in writing that the Working Capital Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Parent of any dispute the Securityholders’ Representative has with respect to the content of the Working Capital Statement or the Final Working Capital reflected in the Working Capital Statement. The Notice of Disagreement must describe in reasonable detail the items contained in the Working Capital Statement that the Securityholders’ Representative disputes, the basis for any such disputes and the Securityholders’ Representative’s calculation of such items. Any items not identified on the Notice of Disagreement shall be deemed agreed to by the Securityholders’ Representative. If the Securityholders’ Representative does not notify Parent of a dispute with respect to the Working Capital Statement within such thirty (30)-day period, such Working Capital Statement and the Final Working Capital reflected in the Working Capital Statement will be final, conclusive and binding on the Parties. In the event a Notice of Disagreement is delivered to Parent within such thirty (30)-day period, Parent and the Securityholders’ Representative shall negotiate in good faith to resolve such disputed items, which amounts shall not be less than Parent’s calculation delivered pursuant to Section 2.09(a) nor more than the Securityholders’ Representative’s calculation delivered pursuant to this Section 2.09(f). If Parent and the Securityholders’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within fourteen (14) days after the Securityholders’ Representative’s delivery of a Notice of Disagreement, then Parent and the Securityholders’ Representative jointly shall engage the Arbitration Firm to resolve such dispute in accordance with the standards set forth in this
Section 2.09(f). The Securityholders’ Representative and Parent shall use reasonable best efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm within thirty (30) days of the making of such submission. The scope of the disputes to be resolved by the Arbitration Firm shall be limited only to the items in dispute that were included in the Notice of Disagreement and if such items were calculated in accordance with Applicable Accounting Principles. The Arbitration Firm shall determine, on such basis, whether and to what extent, the Working Capital Statement and the Final Working Capital

reflected in the Working Capital Statement require adjustment. The Arbitration Firm is not to make any other determination, including any determination as to whether the Target Working Capital or the Working Capital Estimate is correct. The Arbitration Firm’s decision shall be based solely on presentations by Parent and the Securityholders’ Representative, and not independent review and made in strict accordance with the terms of this Agreement, without regard for principles of equity. The Arbitration Firm shall address only those items in the Notice of Disagreement that were not resolved, and shall apply the relevant provisions of this Agreement to the disputed amounts, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement. None of the parties or any of their respective representatives shall have any ex parte communications or meetings with the Arbitration Firm regarding the subject matter hereof without the other parties’ prior written consent. The Arbitration Firm shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Parent, on the one hand, or the Securityholders’ Representative, on the other hand, or less than the smallest value for such item assigned to it by Parent, on the one hand, or the Securityholders’ Representative, on the other hand. The fees and expenses of the Arbitration Firm shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Arbitration Firm that are unsuccessfully disputed by Parent, on the one hand, and the Securityholders’ Representative, on the other hand, as finally determined by the Arbitration Firm, bears to the total dollar amount of such remaining disputed items so submitted. For example, if closing accounts receivable is the only disputed item, and Parent claims that closing accounts receivable is $1,000, and the Securityholders’ Representative contests only $500 of the amount claimed by Parent, and if the Arbitration Firm ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Arbitration Firm will be allocated 60% (i.e. 300 ÷ 500) to the Securityholders’ Representative and 40% (i.e. 200 ÷ 500) to Parent. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties. A judgment on the determination made by the Arbitration Firm pursuant to this Section 2.09(f) may be entered in and enforced by any court having jurisdiction thereover.
(g)    Cash Adjustment. As soon as practicable but in no event later than thirty (30) days after the Effective Time, Parent shall deliver to the Securityholders’ Representative a statement (the “Cash Statement”) of the Closing Cash as of the Adjustment Time based on the actual Cash and Cash Equivalent account balances as of the Adjustment Time of the Company and each of its Subsidiaries (the “Final Closing Cash Amount”) reflected on the Company’s and it Subsidiaries’ account statements, which shall be made available to the Securityholders’ Representative. The terms of Section 2.09(f) shall apply mutatis mutandis, provided, that for such purpose, references therein to (i) Working Capital Statement shall mean Cash Statement and (ii) Final Working Capital shall mean Final Closing Cash Amount. If the Final Closing Cash Amount is less than the Closing Cash, then the Aggregate Company Share Consideration will be adjusted downward by the amount of such shortfall (the “Downward Cash Adjustment Amount”), such amount to be paid by the Securityholders’ Representative within two (2) Business Days after the Final Closing Cash Amount is finally determined to Parent out of the Securityholders’ Representative Reserve. To the extent the Downward Cash Adjustment Amount exceeds the Securityholders’ Representative Reserve, such excess shall be paid to Parent out of the Escrow Funds. If the Final Closing Cash Amount is greater than the Closing Cash, then the

Aggregate Company Share Consideration will be adjusted upward by the amount of such excess (the “Upward Cash Adjustment Amount”) and Parent shall pay to the Securityholders’ Representative, on behalf of the Securityholders, by wire transfer of immediately available funds, to an account designated by the Securityholders’ Representative, an amount in cash equal to the Upward Cash Adjustment Amount. The Upward Cash Adjustment Amount shall be paid by Parent to the Securityholders’ Representative, on behalf of the Securityholders, within two (2) Business Days after the Final Closing Cash Amount is finally determined to Securityholders’ Representative, and the Securityholders’ Representative shall pay a proportionate amount to each of the holders of Company Common Shares (other than any holder of Company Common Shares to be canceled pursuant to Section 2.06(c) and Dissenting Company Shares) in accordance with this Agreement.
Section 2.10    Company Restricted Stock. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or the holders of Company Restricted Stock issued and outstanding immediately prior to the Effective Time, each share of Company Restricted Stock that is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Restricted Stock”) shall accelerate and be canceled and converted pursuant to Section 2.06 above.
Section 2.11    Dissenting Company Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding as of the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have duly demanded and perfected in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the applicable consideration due to such holder pursuant to Section 2.06 above unless the stockholder holding such Dissenting Company Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn, his, her or its demand for appraisal. From and after the Effective Time, a holder of Dissenting Company Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable consideration due to such holder pursuant to Section 2.06 above, without any interest thereon, upon surrender, in the manner provided in Section 2.12, of the certificate or certificates that formerly evidenced such Dissenting Company Shares.
(b)    Immediately after the occurrence of a conversion of Dissenting Company Shares into the right to receive the applicable consideration due to such holder pursuant to Section 2.06 above, if any, Parent or the Surviving Corporation shall deliver to the Securityholders’

Representative for distribution to the Securityholder holding such Dissenting Company Shares the applicable consideration due to such holder pursuant to Section 2.06 above, if any, subject to the provisions of Section 2.09.
(c)    The Company shall give Parent (i) prompt notice of any demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments, notices, petitions, or any other communication received from stockholders or provided to stockholders by Company with respect to any Dissenting Company Shares or shares claimed to be Dissenting Company Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Section 2.12    Payment and Surrender of Certificates.
(a)    Payment Procedures. Promptly, but in no event later than three (3) Business Days after the execution of this Agreement, the Company shall mail to each holder of record a certificate or certificates representing shares of Company Shares issued and outstanding immediately prior to the effective time (“Certificates”): (A) a letter of transmittal, in the form attached to this Agreement as Exhibit E (the “Letter of Transmittal”), and (B) instructions for use in surrendering the Certificates in exchange for the amounts payable to such holder pursuant to Section 2.06 above in the form mutually approved by Parent and Securityholders’ Representative. Following the Effective Time, upon surrender by such holder of Company Shares to the Securityholders’ Representative of (x) all of such holder’s Certificates and (y) a Letter of Transmittal duly completed and validly executed by such holder, the Securityholders’ Representative shall pay to each Securityholder cash in the amount set forth on the Distribution Allocation Schedule within three (3) Business Days. The Certificates so surrendered will forthwith be canceled and forwarded to Parent. Payment of the remaining portion, if any, of the Aggregate Company Share Consideration to each holder in respect of each Company Share held by such shareholder shall be made by the Securityholders’ Representative if, and as soon as reasonable after, such amounts are released by or to or paid to the Securityholders’ Representative pursuant to the terms of this Agreement and the Escrow Agreement (if applicable); provided that the relevant holder of Company Shares has taken the actions contemplated by this Section 2.12(a). If any portion of the amount to be paid pursuant to
Section 2.06 is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amounts that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the Person requesting such transfer shall pay to the Securityholders’ Representative any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Securityholders’ Representative that such Taxes have been paid or are not required to be paid.
(b)    No Liability. Notwithstanding the foregoing, neither the Securityholders’ Representative nor any Party shall be liable to a holder of Company Shares for any amounts paid, if and when payable in accordance with the terms of this Agreement, that is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificates shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any amount payable hereunder would otherwise escheat to or become the property of any Governmental Authority), any such consideration in respect thereof shall, to the extent permitted by any applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(c)    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided in this Agreement or by applicable Law.
(d)    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as Parent may impose, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it and/or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay to the Person entitled to such payment the Per Share Amount (and any other amounts) due to such Person pursuant to the provisions of this Article II.
Section 2.13    Withholding Rights. Each of Parent, Purchaser and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Securityholder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations promulgated under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule (provided that the disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article III and (b) other sections or paragraphs in this Article III to the extent that it is reasonably clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph) delivered by the Company to Parent, simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:
Section 3.01    Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full power and authority (corporate and other) to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company and each of its Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.
Section 3.02    Capitalization.
(a)    Section 3.02(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, the authorized, issued and outstanding capital stock of the Company. Except as set forth in Section 3.02(a) of the Disclosure Schedule, there are no shares of Company Common Stock, Company Preferred Stock, options, warrants or other equity securities of the Company issued or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments to which the Company is a party or may be bound requiring the issuance, sale, purchase or acquisition of shares of any capital stock of the Company, and there are no other outstanding, authorized, or promised awards of equity or equity-based compensation with respect to the Company.
(b)    All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid and non-assessable. The Company has delivered to Parent, and Parent has acknowledged receipt of, a complete and accurate list, as of the date of this Agreement, of (i) the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Company Common Shares) the number of Company Common Shares (if any) into which such shares are convertible and (ii) all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.
(c)    Except as set forth in Section 3.02(c) of the Disclosure Schedule, there is no agreement between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.
Section 3.03    Authority. The Company and the Principal Stockholders have all requisite corporate power and authority to execute, deliver and enter into this Agreement and the other agreements contemplated hereby (collectively, the “Seller Agreements”) and to consummate the transactions contemplated by the Seller Agreements. The execution and delivery by the Company and the Principal Stockholders of the Seller Agreements, subject to receipt of the approval of this Agreement by the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”), which is the only approval required from the Securityholders, the performance by the Company and each of the Principal Stockholders of the Seller Agreements and the consummation by the Company and each of the Principal Stockholders of the transactions contemplated by the Seller Agreements have been duly and validly authorized by all necessary corporate and other action on the part of the Company and the Principal Stockholders. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its Securityholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Securityholders of the Company for their adoption and approval and resolved to recommend that the Securityholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. The Seller Agreements have been or will be as of the Closing Date duly and validly executed and delivered by the Company and each of the Principal Stockholders, as applicable, and constitute or will constitute a valid and binding obligation of the Company and the Principal Stockholders, enforceable against them in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.
Section 3.04    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by the Company and the Principal Stockholders do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Company Stockholder Approval, and any applicable waiting period has expired or been terminated, conflict with or violate any law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (other than as required by any Law solely applicable to Parent or Purchaser).
(b)    The execution and delivery of this Agreement by the Company and the Principal Stockholders do not, and the performance of this Agreement by the Company and the Principal Stockholders will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (A) filing and recordation of appropriate merger documents as required by the DGCL and (B) such consents, approval, authorization or permit of, or filing with or notification to such Governmental Authorities set forth on Section 3.04(b) of the Disclosure Schedule (collectively, the “Company Required Approvals”), (ii) result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or waiver under, any Material Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any of its Subsidiaries are subject, (iii) result in the imposition of any Lien upon any assets of the Company or any of its Subsidiaries, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or the Principal Stockholders or any of their respective properties or assets. Section 3.04(b) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of Third Parties and Governmental Authorities, and all filings and notices, that are required in connection with the consummation by the Company and the Principal Stockholders of the transactions contemplated by the Seller Agreements.
Section 3.05    Subsidiaries.
(a)    Section 3.05(a) of the Disclosure Schedule sets forth: (i) the name of each of the Company’s Subsidiaries; (ii) the number and type of outstanding equity securities of each of the Company’s Subsidiaries and a list of the holders thereof; (iii) the jurisdiction of organization of each of the Company’s Subsidiaries; and (iv) the names of the officers and directors of each of the Company’s Subsidiaries. All outstanding equity interests of each of the Company’s Subsidiaries have been validly issued, fully paid (if applicable) and non-assessable (if applicable), are free of preemptive rights, and, other than as set forth on Section 3.05(a) of the Disclosure Schedule, are owned by the Company, directly or through one or more Subsidiaries, free and clear of any Liens, other than Permitted Liens.
(b)    The Company has made available to Parent complete and accurate copies of the charter, bylaws or similar organizational documents of each of its Subsidiaries. No Subsidiary of the Company is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All shares of each of the Company’s Subsidiaries that are held of record or owned beneficially by either the Company or any of its Subsidiaries are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws) and Liens. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.
(c)    Except as set forth in Section 3.05(c) of the Disclosure Schedule, the Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.
Section 3.06    Financial Statements.
(a)    Section 3.06(a) of the Disclosure Schedule sets forth true and complete copies of (a) the audited consolidated balance sheet for the fiscal years ended 2010 and 2011, (b) the consolidated statement of operations and consolidated statement of cash flows of the Company and its Subsidiaries for fiscal years 2010 and 2011 and the related audited consolidated statements of income, statements of changes in redeemable Preferred Stock and Stockholder’s deficit and cash flows for the fiscal year then ended (the items described in clauses (a) and (b), collectively, the “Audited Financial Statements”) and (c) an unaudited consolidated income statement and balance sheet of the Company as of November 30, 2012 (the “Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the eleven (11) months then ended (the items described in clause (c), collectively, the “Unaudited Financial Statements” and the items described in clauses (a) – (c), collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the consolidated assets, liabilities, financial condition and the results of operations and cash flows of the Company and its Subsidiaries as of the date and for the period indicated thereby. The Audited Financial Statements have been prepared in accordance with GAAP. The Unaudited Financial Statements have been prepared in accordance with Applicable Accounting Principles. All necessary accruals are accounted for on the Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with Applicable Accounting Principles, including accruals for vacation expenses, severance payments and Taxes.
(b)    The Company maintains a standard system of accounting established and administered in accordance with GAAP, including complete books and records in written or electronic form.
(c)    Neither the Company nor any of its Subsidiaries are party to any securitization transactions and “off-balance sheet arrangements” (as defined in Item 303 (a)(4) of Regulation S-K of the SEC).
(d)    Neither the Company nor any of its Subsidiaries, with or without the consent of the Board of such Company or Subsidiary, has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary, other than in travel and other business expense advancements made in the Ordinary Course of Business.
Section 3.07    Absence of Certain Changes. Since December 31, 2011, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in Section 5.01 (h), (j), (k) and (l).

Section 3.08    Undisclosed Liabilities. Neither the Company nor any of its Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Balance Sheet, a copy of which is attached to Section 3.06(a) of the Disclosure Schedule, (b) liabilities that have arisen since the Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual liabilities that are not required by GAAP to be reflected on a balance sheet (other than as a result of a breach or default by the Company and that exceeds $15,000 in any such instance) and (d) other liabilities that that are not required by GAAP to be reflected on a balance sheet. For the avoidance of doubt, this Section 3.08 shall not apply to Taxes.
Section 3.09    Material Contracts.
(a)    Section 3.09(a) of the Disclosure Schedule lists each of the following contracts and agreements, to which the Company or any of its Subsidiaries is a party (such contracts and agreements as are set forth in Section 3.09(a) of the Disclosure Schedule being “Material Contracts”):
(i)    pursuant to which, the Company or any of its Subsidiaries incurred Indebtedness exceeding $100,000 for which the Company or any of its Subsidiaries will be liable following the Closing.
(ii)    which involve, as parties thereto, the Company or any of its Subsidiaries on the one hand, and any of the directors, officers or other Affiliates of the Company and its Subsidiaries (other than the Company and its Subsidiaries), on the other hand and involve the payment of $100,000 or more by the Company or any of its Subsidiaries, for which the Company or any of its Subsidiaries will be liable following the Closing;
(iii)    which involve the payment of $250,000 or more by or to the Company or any or its Subsidiaries from January 1, 2012 until the date of this Agreement (other than non-exclusive licenses to end user customers entered into in the Ordinary Course of Business and Real Property Leases);
(iv)    which establish a joint venture or partnership;
(v)    any agreement for the disposition of a material portion of the assets or business of the Company or any of its Subsidiaries (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity which would be material to the Company and its Subsidiaries taken as a whole (other than purchases of inventory or components in the Ordinary Course of Business);
(vi)    any agreement which contains any provisions requiring the Company or any of its Subsidiaries to indemnify any other party without limitation with respect to amount or timing of claim submission (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(vii)    any agreement that, following the Closing, would prohibit Parent, the Surviving Corporation or any of Parent’s other Subsidiaries from operating in any line of business, providing any good or service (either generally or to any Person), operating in any geographic area or market, or soliciting or hiring any Person; or
(viii)    any agreement which the Company or any of its Subsidiaries has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, and in any such case is not terminable by the Company or any such Subsidiary on ninety (90) days’ or less notice without any penalty or premium.
(b)    The Company has made available to Parent true and complete copies of all Material Contracts, including any and all amendments to such Material Contracts. With respect to each Material Contract, such Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company or its Subsidiary that is the party thereto, as applicable, and, to the Knowledge of the Company, against each other party thereto.
(c)    The Company and its Subsidiaries are not in material breach or violation of, or default under any Material Contract and no event has occurred, is pending or to the Knowledge of the Company is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary.
(d)    None of the Material Contracts have been canceled by the other party, and to the Knowledge of the Company, no other party is in material breach or violation of, or material default under, any Material Contract and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by any other party under such Material Contract.  The Company and its Subsidiaries have not received any written claim of default under any Material Contract.
(e)    Neither the Company nor any Subsidiary is a party to any binding oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.09(a) of the Disclosure Schedule under the terms of Section 3.09(a).
Section 3.10    Property and Leases.
(a)    The Company or one or more of its Subsidiaries owns, and has good title to, each of the assets (tangible or intangible) reflected as owned by the Company or its Subsidiaries on the Balance Sheet free and clear of all Liens (except Permitted Liens), except for such assets sold or disposed of since the date of the Balance Sheet in the Ordinary Course of Business. The Company and each of its Subsidiaries own or lease all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)    Except as set forth on Section 3.10(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or since December 19, 2009, has owned, any real property.
(c)    Section 3.10(c) of the Disclosure Schedule lists all real property leases to which the Company or any of its Subsidiaries are a party (each, a “Real Property Lease”). The Company has made available to Purchaser complete and accurate copies of the Real Property Leases. The Company and its Subsidiaries have valid leasehold interests in the real property leased by them under each Real Property Lease, in each case, free and clear of all Liens (other than Permitted Liens). With respect to each Real Property Lease:
(i)    such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against the Company or its Subsidiary that is the party thereto, as applicable, and, to the Knowledge of the Company, against each other party thereto;
(ii)    none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any such Real Property Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party under such Lease;
(iii)    neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
(iv)    the Company has no Knowledge of any Lien, easement, covenant or other restriction applicable to the real property subject to such Real Property Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or any of its Subsidiaries of the property subject thereto;
(v)    no construction, alteration or other leasehold improvement work with respect to the Real Property Lease remains to be paid for or performed by the Company or any of its Subsidiaries; and
(vi)    neither the Company nor any off its Subsidiaries is obligated to pay any leasing or brokerage commission relating to such Real Property Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Real Property Lease.
Section 3.11    Permits; Compliance.
(a)    Each of the Company and its Subsidiaries is in possession of all franchises, licenses, permits, consents, and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Section 3.11(a) of the Disclosure Schedule sets forth a list of all material Permits. No suspension or cancellation of any of the material Permits is pending or, to the Knowledge of the Company, threatened, and there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not have a Material Adverse Effect.
(b)    Neither the Company nor any of its Subsidiaries is, and neither the Company nor any of its Subsidiaries, has been in violation of any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.
(c)    Neither the Company, any of its Subsidiaries nor any officer, director, employee or agent thereof or to the Knowledge of the Company any stockholder acting on behalf of the Company or any of its Subsidiaries, has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, as applied to such officer, director, employee, agent or stockholder.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 3.11(d) does not relate to matters with respect to labor matters, which are the subject to Section 3.13, employee benefits matters, which are the subject of Section 3.14, Taxes, which are the subject of Section 3.16 or environmental matters, which are the subject of Section 3.19.
Section 3.12    Litigation. Except as disclosed in Section 3.12 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries that if adversely determined would result in (i) more than $50,000 of Damages against the Company or any of its Subsidiaries or (ii) the imposition of any equitable relief against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (an “Order”). For the avoidance of doubt, this Section 3.12 shall not apply to Taxes.
Section 3.13    Labor Matters.
(a)    Except as described in Section 3.13(a) of the Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their present or former employees.
(b)    The Company has made available to Parent true and complete copies of all employment agreements or contracts with any employees of the Company or its Subsidiaries (other than the Company’s or Subsidiary’s, as the case may be, standard form of confidentiality agreement or assignment of inventions agreement). To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary; provided that for purposes of this Section 3.13(b) only, knowledge of the Company shall mean the actual knowledge, without any duty of inquiry, of those individuals listed in Section 3.13(b) of the Disclosure Schedule.
(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreements, works councils or other labor union contracts. To the Knowledge of the Company, there is no labor union organizing or election activity pending or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union or works council with respect to the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practice or suffered or sustained any labor strike, slowdown, or work stoppage and, to the Knowledge of the Company, no labor strike, slowdown, or work stoppage is threatened by the employees of the Company or any of its Subsidiaries.
(d)    Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which the Company or any of its Subsidiaries could reasonably expect to incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.
(e)    Since December 31, 2006, neither the Company nor any Subsidiary has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.
(f)    Section 3.13(f) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries who are employed in the United States are not citizens or permanent residents of the United States, and indicates visa/work authorization status and the date work authorization is scheduled to expire. All other persons employed by the Company or its Subsidiaries in the United States are citizens or permanent residents. Each employee of the Company and the Subsidiaries working in a country other than one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.
(g)    Except as described in Section 3.13(g) of the Disclosure Schedule, the Company and its Subsidiaries have complied in all material respects with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, occupational health and safety, and workers’ compensation.
(h)    The Company or any Subsidiary with employees outside of the United States has entered into, and not breached or violated in any material way, any employment contracts,

individual labor contracts, collective labor contracts and similar agreements required by applicable non-U.S. Laws. There is no term of employment nor legally enforceable promise by the Company or any Subsidiary for any employee working outside the United States that provides that a change in control of any of such entities will entitle such individual (i) to treat the change in control as a breach of any contract, (ii) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (iii) to treat himself or herself as redundant or released from any obligation to his or her employer. Neither the Company nor any Subsidiary has any material actual or potential liability to any present or former employee or independent contractor of any of them, or any representative therefor for the payment of employment tribunal compensation, damages, a redundancy payment, a protective award, long service, severance or any similar payment or award, nor is the Company or any Subsidiary under any obligation to provide or continue any benefit (including the provisions of a reference) to any such individual either pursuant to or as a consequence of failing to comply with any Law or agreement.
Section 3.14    Plans.
(a)    Section 3.14(a) of the Disclosure Schedule lists all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all severance, change in control or employment plan, program or agreement, and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation, including vacation, incentive, bonus, equity compensation, insurance coverage, disability benefits, deferred compensation, bonuses, fringe benefits, post-termination compensation, and all other employment or other service-providing agreements providing for terms of compensation, which plan, program, agreement, or policy is sponsored or maintained by the Company, in which present or former employees of the Company participate, or for which the Company and its Subsidiaries have or may have any liability (collectively, the “Plans”).
(b)    All Plans are in compliance in all material respects with ERISA, the Code, and other applicable Laws and have been administered in all material respects in accordance with their terms and such Laws, including all required contributions. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter with respect to its current terms.
(c)    There are no pending or, to the Knowledge of the Company, threatened claims and no pending or, to the Knowledge of the Company, threatened litigation or other Actions with respect to any Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Neither the Company nor any ERISA Affiliate has within the current or six preceding years, maintained or contributed or had any actual or contingent liability with respect to a Plan which is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, or (iii) a multiple employer plan for which the Company would reasonably be expected to incur liability under Sections 4063 or 4064 of ERISA. None of the Plans or other arrangements provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA. Each Plan subject to ERISA is amendable and terminable unilaterally by the Company and any of its Subsidiaries that is a party thereto (upon giving any required notice under such Plan) without liability or expense to the Company, any of its Subsidiaries or such Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).
(d)    Section 3.14(d) of the Disclosure Schedule sets forth each Plan that, as a result of the transactions contemplated hereby alone or upon related, concurrent, or subsequent employment termination, or in a combination with any other event, would (i) increase, accelerate or vest any compensation or benefit, except as required by law for the actions contemplated under Section 5.12, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any liabilities or any funding, (v) forgive any indebtedness, (vi) promise or provide any tax gross ups or indemnification, whether under Sections 280G or 409A of the Code or otherwise, (vii) result in payments which would not be deductible under Section 280G of the Code or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby.
(e)    Each individual who has received compensation for the performance of services on behalf of the Company or any of its Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Law.
(f)    Each Plan or other compensatory arrangement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since January 1, 2005 in compliance in all material respects with Code Section 409A and has been in documentary compliance in all material respects since January 1, 2009.
(g)    Except as listed on Section 3.14(g) of the Disclosure Schedule, neither the Company nor any Subsidiary maintains any Foreign Benefit Plan. Each Foreign Benefit Plan has been maintained, funded, and administered in compliance in all material respects with its terms and the requirements of applicable Laws, including requirements related to employer and employee contributions, as applicable. Any Foreign Benefit Plans providing retirement benefits are defined contribution plans. The Company and its Subsidiaries have complied in all material respects with the requirements applicable to non-U.S. benefit plans and compensatory arrangements that are excluded from the definition of "Foreign Benefit Plan" (including but not limited to any retirement, retirement allowance, superannuation, profit sharing, gratuity, social benefit, deferred compensation or accrued severance benefit).
Section 3.15    Intellectual Property.
(a)    Section 3.15(a) of the Disclosure Schedule contains a list of all Registered Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Registered Intellectual Property to the Company or any of its Subsidiaries have been properly executed and recorded. To the Knowledge of the Company, all material Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.
(b)    All Company Owned Intellectual Property material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted is exclusively owned by the Company or one of its Subsidiaries.
(c)    Except as set forth on Section 3.15(c) of the Disclosure Schedule, each item of Company Intellectual Property will be owned or available for use by Parent or a Subsidiary of Parent following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company's business in the manner currently conducted by the Company and its Subsidiaries.
(d)    To the Knowledge of the Company, the Company or its appropriate Subsidiary, as applicable, has taken commercially reasonable measures to protect the proprietary nature of trade secrets included in the Company Owned Intellectual Property. Within the last two (2) years, there has been no: (i) unauthorized disclosure of any material Third Party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) breach of the Company's or any of its Subsidiaries' security procedures wherein material confidential information has been disclosed to a third Person.
(e)    The operation of the Company's business as currently conducted does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any Third Party. Neither the Company nor any of its Subsidiaries is a party to any pending Action that has been served on the Company or any of its Subsidiaries that involves a claim of infringement of Intellectual Property owned by a Third Party.
(f)    Neither the Company nor any of its Subsidiaries is a party to any pending Action as a plaintiff that involves a claim of infringement of the Company Owned Intellectual Property by a Third Party. To the Knowledge of the Company, no Person (including any current or former employee or consultant of Company or its Subsidiaries) or entity is infringing, violating or misappropriating any of the material Company Owned Intellectual Property.
(g)    Section 3.15(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Company Intellectual Property (other than non-exclusive licenses to end user customers entered into in the Ordinary Course of Business). Except as described in Section 3.15(g) of the Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights. Except as set forth in Section 3.15(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person. The Company and its Subsidiaries are not in breach or violation of, or default under any license, covenant or other agreement listed on Section 3.15(g) of the Disclosure Schedule, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary. None of the licenses, covenants or other agreements listed on Section 3.15(g) of the Disclosure Schedule have been canceled by the other party, and to the Knowledge of the Company, no other party is in material breach or violation of, or default under, any license, covenant or other agreement listed on Section 3.15(g) of the Disclosure Schedule and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by any other party under such license, covenant or agreement. Within the last two (2) years, except as set forth on Schedule 3.15(g) of the Disclosure Schedule, the Company and its Subsidiaries have not received any written claim of default under any of the licenses, covenants or other agreements listed on Section 3.15(g) of the Disclosure Schedule.
(h)    Section 3.15(h) of the Disclosure Schedule identifies each agreement pursuant to which the Company or any Subsidiary is a party and pursuant to which a third party licenses Intellectual Property to the Company or any of its Subsidiaries (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to "shrink wrap" licenses, the total fees associated with which are less than $25,000). The Company and its Subsidiaries are not in material breach or violation of, or material default under any license, contract, assignment or other instrument listed on Section 3.15(h) of the Disclosure Schedule, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary. None of the licenses, contracts, assignments or other instruments listed on Section 3.15(h) of the Disclosure Schedule have been canceled by the other party, and to the Knowledge of the Company, no other party is in material breach or violation of, or material default under, any license, contract, assignment or other instrument listed on Section 3.15(h) of the Disclosure Schedule and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by any other party under such license, contract, assignment or other instrument. Within the last two (2) years, except as set forth on Schedule 3.15(h) of the Disclosure Schedule, the Company and its Subsidiaries have not received any written claim of default under any of the licenses, contracts, assignments or other instruments listed on Section 3.15(h) of the Disclosure Schedule.
(i)    Section 3.15(i) of the Disclosure Schedule contains a list of all software escrow agreements under which the Company or any of its Subsidiaries has placed any Company Source Code in escrow. Neither the Company nor any of its Subsidiaries has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its and its Subsidiaries' employees and contractors) of, any Company Source Code to any Person, except pursuant to the agreements listed in Section 3.15(i) of the Disclosure Schedule, and the Company and its Subsidiaries have taken commercially reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its Subsidiaries, their escrow agent(s) or any other Person to any Third Party.
(j)    Section 3.15(j) of the Disclosure Schedule lists all Open Source Materials (and the corresponding license) that the Company or its Subsidiaries have utilized in any way in the operation of its business. Neither the Company nor any of its Subsidiaries has used Open Source Materials in a manner that creates, or purports to create, obligations for the Company or any of its Subsidiaries with respect to other Software developed or distributed by the Company or any Subsidiary or grants, or that purports to grant, to any Third Party, any rights or immunities under Intellectual Property rights (including any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge)
(k)    Except as set forth on Section 3.15(k) of the Disclosure Schedule, (i) each of the Company and its Subsidiaries has a policy of requiring all employees or independent contractors who have participated in the creation, development, improvement or modification of Intellectual Property for the Company or its Subsidiaries to assign all of their rights therein to the Company or the relevant Subsidiary, and (ii) no Person (other than the Company or its Subsidiaries) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property.
(l)    The Company and its Subsidiaries have neither sought, applied for nor received any direct funding from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the operation of its business or any facilities or equipment used in connection therewith.
Section 3.16    Taxes.
(a)    All federal and all material state, local and foreign Tax Returns that are required to be filed after December 19, 2009 by or with respect to Taxes of the Company and each Subsidiary have been filed or will be filed in a timely manner (taking into account any extensions of time in which to file).  Neither the Company nor any of its Subsidiaries is or has been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company. All Taxes that were due and payable by the Company and each Subsidiary after December 19, 2009 have been timely paid, other than Taxes that are being contested in good faith by appropriate proceedings, and no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any of its Subsidiaries, which period, after giving effect to such waiver, has not yet expired. All unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the date of the Balance Sheet arose in the Ordinary Course of Business and are of a type commensurate with Taxes attributable to prior similar periods. Neither the Company nor any of its Subsidiaries has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor or otherwise for any Taxes of any Person other than the Company or one of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(b)    Since December 19, 2009, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date of such Taxes under all applicable Laws. Since December 19, 2009, the Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.
(c)    All Tax Returns that the Company has made available to Parent are complete and correct copies of all such Tax Returns of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice of any examination or audit of any material Tax Return of the Company or any of its Subsidiaries by any Governmental Authority that is currently in progress and the Company has not received any written notice that any such examination or audit is threatened or contemplated. Since December 19, 2009, neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries did not file a Tax Return that the Company or such Subsidiary was required to file Tax Returns or is subject to material Taxes in such jurisdiction. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed and which extension period has not lapsed.
(d)    Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any agreement, plan or arrangement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). Neither the Company nor any of its Subsidiaries has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.
(e)    Neither the Company nor any of its Subsidiaries has ever distributed to their stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(f)    Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes.

(g)    Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code in respect of assets owned by either the Company or any of its Subsidiaries as of the Effective Time.
(h)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law) attributable to transactions or activities that occurred after December 19, 2009, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed after December 19, 2009 and on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made after December 19, 2009 and on or prior to the Closing Date, (iv) election made pursuant to Section 108(i) of the Code made on or prior to the Closing Date, (iv) prepaid amounts received on or prior to the Closing Date, or (v) adjustments under Section 481 of the Code made after December 19, 2009 (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law).
(i)    Neither the Company nor any of its Subsidiaries has participated in any "reportable transaction" or "listed transaction" for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law. Since December 19, 2009, the Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
Section 3.17    Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Balance Sheet (other than those paid since such date) were acquired or arose from sales actually made or services actually performed in the Ordinary Course of Business, represent bona fide transactions and valid receivables, and are not subject to any setoff or counterclaim.
Section 3.18    Powers of Attorney. Except as described in Section 3.18 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.
Section 3.19    Environmental Matters.
(a)    The Company and its Subsidiaries are in compliance with all applicable Environmental Laws in all material respects. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Laws involving the Company or any of its Subsidiaries.

(b)    Neither the Company nor any of its Subsidiaries has any material liabilities or obligations arising from the Release or threatened Release of any Hazardous Materials into the environment.
(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any of its Subsidiaries and any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Laws.
(d)    Set forth in Section 3.19(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently owned or operated by the Company or any of its Subsidiaries which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to Parent.
(e)    The Company has no Knowledge of any material environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its Subsidiaries.
(f)    The parties to this Agreement acknowledge that this Section 3.19 is the sole and exclusive representation and warranty relating to Hazardous Materials and Environmental Laws.
Section 3.20    Insurance. Section 3.20 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any of its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no claim pending under any such policy as to which coverage has been denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any of its Subsidiaries may be liable for retroactive premiums or similar payments, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Except as set forth on Section 3.20 of the Disclosure Schedule, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.20 of the Disclosure Schedule identifies all current pending claims asserted by the Company pursuant to any insurance policy and describes the nature and status of each such claim.
Section 3.21    Warranties.
(a)    Other than as has been made available to Parent, no service or product provided, manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than the applicable standard terms and conditions of sale or lease of the Company, which have been made available to the Company.
(b)    Since December 19, 2009 through the Closing Date there have been no warranty claims made or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
Section 3.22    Customers and Suppliers.
(a)    Section 3.22(a) of the Disclosure Schedule sets forth the ten (10) customers that accounted for the most net revenues of the Company and its Subsidiaries for the eleven months ended on the Balance Sheet Date (“Material Customers”). Except as set forth on Section 3.22(a) of the Disclosure Schedule, (i) all Material Customers continue to be customers of the Company, and, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, oral notice that any Material Customer intends to reduce in any material respect or terminate its business with the Company or any of its Subsidiaries; (ii) no Material Customer has terminated its relationship with the Company or any of its Subsidiaries or, to the Knowledge of the Company, has threatened to do so; and (iii) neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer.
(b)    Section 3.22(b) of the Disclosure Schedule sets forth each sole source supplier of any significant product or service purchased by the Company or any of its Subsidiaries as of the Balance Sheet Date (“Material Suppliers”). Except as set forth on Section 3.22(b) of the Disclosure Schedule, since the Balance Sheet Date, (i) no Material Suppliers has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Company or any of its Subsidiaries; (ii) no Material Supplier has terminated its relationship with the Company or its Subsidiaries or, to Knowledge of the Company, has threatened to do so; and (iii) neither the Company nor any of its Subsidiaries is involved in any material claim, dispute or controversy with any Material Supplier.
Section 3.23    Certain Business Relationships With Affiliates. No Affiliate of the Company or any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any of its Subsidiaries, (b) has any claim or cause of action against the Company or any of its Subsidiaries, (c) owes any money to, or is owed any money by, the Company or any of its Subsidiaries, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any of its Subsidiaries. Section 3.23 of the Disclosure Schedule describes any transactions or relationships between the Company or any of its Subsidiaries and any Affiliate thereof since the Balance Sheet Date.
Section 3.24    Brokers. Except as set forth in Section 3.24 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the transactions contemplated by this Agreement.

Section 3.25    Prepayments, Prebilled Invoices and Deposits.
(a)    All prepayments, prebilled invoices and deposits that have been received by the Company and its Subsidiaries as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date are properly accrued for on the Balance Sheet in accordance with the Applicable Accounting Principles.
(b)    All prepayments, prebilled invoices and deposits that have been made or paid by the Company and its Subsidiaries as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date are properly accrued for on the Balance Sheet in accordance with Applicable Accounting Principles.
Section 3.26    NO OTHER REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY. THE COMPANY HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE COMPANY OR ITS SUBSIDIARIES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE COMPANY, ANY OF THE COMPANY’S SUBSIDIARIES AND ANY OF THE COMPANY OR ITS SUBSIDIARIES RESPECTIVE ASSETS OR PROPERTIES, INCLUDING WITHOUT LIMITATION ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES; PROVIDED THAT NOTHING HEREIN SHALL LIMIT ANY CLAIM BASED UPON FRAUD.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Except as set forth in the disclosure schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Purchaser, jointly and severally, represent and warrant to the Company as of the date hereof, and as of the Closing Date (except for representations and warranties that are made as of a specific date) as follows:
Section 4.01    Organization and Qualification. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full power and authority (corporate or other) to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Parent and Purchaser are duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, all of which are listed on Section 4.01 of the Parent Disclosure Schedule. Parent and Purchaser have made available to the Company complete and accurate copies of their certificates of incorporation and by-laws, each as amended to date. Each of the Parent and Purchaser is not in default under or in violation of any provision of their respective certificates of incorporation or bylaws.
Section 4.02    Authority. Each of Parent and Purchaser have all requisite corporate power and authority to execute, deliver and enter into this Agreement and the other agreements contemplated hereby (collectively, the “Purchaser Agreements” and to consummate the transactions contemplated by the Purchaser Agreements. The execution and delivery Parent and Purchaser of the Purchaser Agreements, subject to receipt of the approval of this Agreement by the holders of a majority of the outstanding common stock of Purchaser, which is the only approval required from such holders, the performance by Parent and Purchaser of the Purchaser Agreements and the consummation by Parent and Purchaser of the transactions contemplated by Purchaser Agreements, have been duly and validly authorized by all necessary corporate and other action on the part of Parent and Purchaser. The Purchaser Agreements have been or will be as of the Closing Date duly and validly executed and delivered by Parent and Purchaser and constitute or will constitute, a valid and binding obligation of Parent and Purchaser, and constitute or will constitute a valid and binding obligation of Parent and Purchaser, enforceable against them in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.
Section 4.03    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the certificate of incorporation or equivalent organizational documents of Parent and Purchaser or (ii) subject to obtaining the Purchaser Required Approvals and, in the case of the Merger, the approval of the holders of a majority of the outstanding common stock of Purchaser, any applicable waiting period has expired or been terminated, conflict with or violate any Law applicable to Parent and Purchaser or by which any property or asset of the Parent and Purchaser is bound or affected (other than as required by any Law solely applicable to the Company or the Principal Stockholders).
(b)    The execution and delivery of this Agreement by the Parent and Purchaser do not, and the performance of this Agreement by the Parent and Purchaser will not, (i) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (A) filing and recordation of appropriate merger documents as required by the DGCL and (B) such consents, approval, authorization or permit of, or filing with or notification to such Governmental Authorities set forth on Section 4.03(b) of the Parent Disclosure Schedule (collectively, the "Purchaser Required Approvals"), (ii) result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or waiver under, any Contract, instrument of Indebtedness, Lien or other arrangement to which the Parent and Purchaser is a party or by which Parent and Purchaser is bound or to which any of the assets of the Parent and Purchaser are subject, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent and Purchaser or any of their respective properties or assets. Section 4.03(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of counterparties to any Contracts and Governmental Authorities that are required in connection with the consummation by Parent and Purchaser of the transactions contemplated by the Purchaser Agreements.
Section 4.04    Litigation. Except as disclosed in Section 4.04 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Purchaser, threatened against the Parent or Purchaser, or any property or asset of the Parent or Purchaser that if adversely determined, individually, or in the aggregate, would delay the Closing. Neither the Parent or Purchaser nor any property or asset of the Parent or Purchaser is subject to any order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Purchaser, investigation by, any Governmental Authority, or any Order that would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.
Section 4.05    Purchaser. All of the outstanding capital stock of Purchaser is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated by this Agreement, Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 4.06    Brokers. Except as disclosed in Section 4.06 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Parent or Purchaser.
Section 4.07    Investment Intent. Parent is acquiring the Company Shares and shares of the Surviving Corporation for investment purposes only and not with a view toward, or for sale in connection with, any distribution of such shares in violation of Laws. Parent agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any equity securities of the Surviving Corporation in violation of any Laws. Parent is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).
Section 4.08    Sufficiency of Funds. Parent has, and will have at the Closing, sufficient funds (a) to pay all amounts payable by Parent and Purchaser hereunder, including all payments due under Article II and (b) to make all other necessary payments of fees and expenses, and to perform and discharge its obligations, in connection with the transactions contemplated under this Agreement. Parent expressly acknowledges that its obligations hereunder are not subject to any conditions, express or implied, regarding Parent’s ability to obtain financing (or to obtain financing on terms acceptable to Parent) for the consummation of the transactions contemplated under this Agreement.

Section 4.09    Independent Assessment.
(a)    Purchaser confirms that the Company has made available to Parent and Purchaser the opportunity to ask questions of the officers and management of the Company and its Subsidiaries, to access all materials, documents and other information that it deems necessary or advisable to evaluate the transactions contemplated by this Agreement and each document to which it is a party and to acquire additional information about the business, assets and financial condition of the Company and its Subsidiaries.
(b)    Parent and Purchaser has made its own independent examination, investigation, analysis and any other relevant evaluation of the transactions contemplated by this Agreement and has undertaken such due diligence, including a review of the assets, properties, liabilities, books, records and Contracts of the Company and its Subsidiaries, as it deems adequate.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01    Conduct of Business by the Company Pending the Merger. Between the date of this Agreement and the Effective Time, except as expressly required by this Agreement (i) the Company shall, and shall cause its Subsidiaries to, conduct the businesses of the Company and its Subsidiaries in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and (ii) the Company shall, and cause its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and preserve relationships with Material Customers and Material Suppliers. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent:
(a)    issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of, Company Preferred Shares outstanding on the date hereof and set forth in Section 3.02(a) of the Disclosure Schedule), or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on the date of this Agreement and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);
(b)    split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution in stock or any property other than solely cash in respect of its capital stock, or declare, set aside or pay any cash dividend or distribution to be paid after the Effective Time, or to be paid prior to the Effective Time unless such payment or distribution is fully reflected in Closing Cash;

(c)    create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;
(d)    enter into, adopt, terminate or amend any Plan or (except for normal salary increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers, consultants or employees, generally or individually, or pay o promise any bonus or other benefit to its directors, officers, consultants or employees (except for existing payment obligations listed in Section 3.14(d) of the Disclosure Schedule), grant or promise any equity compensation, or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants; amend or accelerate, except as required by the terms of applicable Law or any Plan as currently in effect, the payment, right to payment, or vesting of any compensation or benefits; or take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Plan;
(e)    acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary), other than purchases and sales of assets to customers in the Ordinary Course of Business;
(f)    mortgage or pledge any of its property or assets or subject any such property or assets to any Lien (other than a Permitted Lien);
(g)    discharge or satisfy any Lien or pay any obligation or liability other than in the Ordinary Course of Business;
(h)    amend its certificate of incorporation, by-laws or other organizational documents;
(i)    sell, assign, transfer, license or sublicense any Company Owned Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;
(j)    change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business;
(k)    change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;
(l)    make or change any Tax election, change an annual accounting period, file any material amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m)    enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.06, Section 3.09 or Section 3.15 of the Disclosure Schedule;
(n)    make or commit to make any capital expenditure in excess of $100,000 per item or $250,000 in the aggregate;
(o)    institute or settle any legal proceeding;
(p)    fail to take any action necessary to preserve the validity of any Company Owned Intellectual Property or Permit; or
(q)    agree in writing or otherwise to take any of the foregoing actions.

Section 5.02    Stockholders’ Approval.
(a)    Immediately following execution of this Agreement, the Company shall submit a request for written consents in a form reasonably acceptable to Parent (“Written Consents”) to the holders of Company Common Stock and Company Preferred Stock for the purpose of seeking the Company Stockholder Approval, including with such submission the unanimous recommendation of the Board of Directors of the Company (the “Company Board”) that the holders of Company Common Stock and Company Preferred Stock give the Company Stockholder Approval. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval as soon as practicable after execution and delivery of this Agreement, and in any event within one (1) Business Day after execution and delivery of this Agreement. The Company shall take all other commercially reasonable actions to ensure that the Company Stockholder Approval is obtained in accordance with all applicable Laws and the Company Charter and Bylaws, as applicable, including soliciting Written Consents from the holders of Company Common Stock and Company Preferred Stock. The Company shall promptly notify Parent of its receipt of the Company Stockholder Approval.
(b)    Promptly (and in any event within five (5) Business Days) after receipt of the Company Stockholder Approval, the Company shall provide notice of such approval to those holders of Company Common Stock and Company Preferred Stock who have not consented and such other persons as required under applicable Law (the “Consent Notice”), and shall inform Parent of the date on which such notice is sent.
(c)    Liquent Acquisition, LLC has as of the date hereof entered into a Voting Agreement in the form attached hereto as Exhibit F.
Section 5.03    Access to Information; Confidentiality.
(a)    From the date of this Agreement until the Effective Time, except as prohibited by applicable Law, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford the officers, employees and other Representatives of Parent and Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through their officers, employees or agents, may reasonably request; provided, however, that the Company may withhold, and may cause its Subsidiaries to withhold, (a) any document or information to the extent specifically required by the terms of a confidentiality agreement with a Third Party in effect on the date of this Agreement or (b) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company's counsel, might reasonably result in antitrust difficulties for the Company or its Affiliates. If any material is withheld by the Company pursuant to this Section 5.03(a), the Company shall inform Parent as to the general nature of what is being withheld. In connection with the access contemplated by this Section 5.03(a), Parent shall, and shall cause its Representatives to, act in a manner so as not to unreasonably interfere with the operations of Company or any of its Subsidiaries.
(b)    All information obtained by Parent or Purchaser pursuant to this Section 5.03(b), shall be kept confidential in accordance with the confidentiality agreement, dated August 17, 2012, (the “Confidentiality Agreement”), between Parent and the Company.
Section 5.04    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing at the date of this Agreement in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) acting in such capacities as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or its Subsidiaries as in effect on the date of this Agreement (to the extent that copies have been made available to Parent) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law. Notwithstanding the foregoing, in no event shall the Surviving Corporation be obligated to provide indemnification to any Indemnified Person with respect to any matter for which any Parent Indemnified Party is entitled to indemnification under Article VIII of this Agreement.
(b)    Prior to the Effective Time, the Company may purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers in a form mutually acceptable to the Company and Parent which will provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. In addition, the Company will use commercially reasonable efforts to purchase, prior to the Effective Time, extended reporting period endorsements (the “Tail”) for (x) other insurance coverages which are written on a “claims made” basis, including employment practices liability and fiduciary liability insurance, with coverage for six years following the Effective Time, and (y) errors and omissions / professional liability coverage, with coverage for three years following the Effective Time. The cost of any D&O Tail shall be borne by the Securityholders and if paid by the Company shall be included in the Seller Expenses for all purposes of this Agreement.
(c)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the applicable obligations set forth in this Section 5.04.
(d)    The rights of each Indemnified Person under this Section 5.04 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
Section 5.05    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the Company or Parent, as the case may be, becoming aware of a material breach of a representation or warranty made by it in this Agreement, (b) the occurrence, or non-occurrence, of any event, the occurrence, or non-occurrence, of which reasonably could be expected to cause of a material breach of a representation or warranty contained in this Agreement and (c) any material breach by the Company, Parent or Purchaser, as the case may be, of any covenant or agreement to be complied with or satisfied by it under this Agreement. Any notice provided, or disclosure made, by the Company pursuant to this Section 5.05(a) shall not be deemed to amend or supplement the Disclosure Schedule.
Section 5.06    Consents and Approvals.
(a)    The parties to this Agreement shall cooperate with each other and use their reasonable best efforts to promptly (x) prepare and file all necessary documentation, (y) effect all applications, notices, petitions and filings, and (z) obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Authorities which are necessary or advisable for such party to consummate the transactions contemplated by this Agreement. The parties to this Agreement shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Parent and the Company shall each use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement, and with respect to any threatened or pending preliminary or permanent injunction or other Order that would adversely affect the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be provided, however, that notwithstanding anything to the contrary in this Agreement, neither Parent nor Purchaser shall be obligated (A) to commence or defend any legal proceeding required to obtain any such waiver, permit, consent, approval or other authorization or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Company or its Subsidiaries.
(b)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of any of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.
Section 5.07    Further Assurances. Subject to the proviso in Section 5.06(a), each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated by this Agreement. Each party to this Agreement, at the reasonable request of another party to this Agreement, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated by this Agreement.
Section 5.08    Public Announcements. Parent and the Company agree that no press release or public announcement, statement or disclosure concerning the Merger or any other transaction contemplated by this Agreement shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by Law, including the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
Section 5.09    Tax Returns.
(a)    The amount of any refunds of Taxes received by the Company after (but within six (6) years) the Closing but attributable to Pre-Closing Tax Periods or the portion of a Straddle Period ending on or before the Closing Date shall be payable by Parent to the Securityholders' Representative after receipt of such amounts, provided that no such payment shall be made to the extent that the amount of such refund (i) was reflected on the Balance Sheet or in the Final Working Capital or (ii) the refund reflected a timing adjustment such that the amount of the Tax refunded or the amount of any reduction of income or increase in deduction that gave rise to the refund would result in a corresponding increase of Tax, increase in income or decrease in deduction for any post-Closing period; provided, that, for purposes of clause (ii), such corresponding increase in Tax, increase in income or decrease in deduction arises solely as a correlative consequence of the creation of the Tax refund that Parent is required to pay over. The amount of any such payment due to the Securityholders' Representative shall be determined as soon as practicable by the Company in good faith following receipt of the refund, but in no event later than five (5) days after final determination of the amount to be paid. Nothing in this Section 5.09 shall (i) authorize or allow the Securityholders’ Representative or any Securityholder to initiate or cause the Company to initiate any claim for any refund other than in connection with any audit or examination initiated by a Governmental Authority that relates to one or more Pre-Closing Tax Periods and the defense of which is being controlled by the Securityholders’ Representative in accordance with this Agreement or (ii) obligate the Company or Parent to initiate any claim for any refund.
(b)    Parent shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Tax Returns of the Company required to be filed (taking into account any extensions) with respect to any Tax period ending on or before or including the Effective Time. All such Tax Returns shall be prepared in a manner consistent with prior practice except as otherwise required by applicable Law; provided, however, that Seller Expenses shall be allocable to Pre-Closing Tax Periods to the extent allowed under applicable Law; provided, further, that to the extent that, pursuant to applicable Law, Seller Expenses are not includable in the Company's Tax Returns for Pre-Closing Tax Periods and are only properly includable in the Company's Tax Returns for Tax periods ending after the Closing Date, any Tax refund or reduction of Taxes attributable to such Seller Expenses included in the Company Tax Returns for any Tax period other than a Pre-Closing Tax Period shall be paid to the Securityholders' Representative in the manner set forth in Section 5.09(a). Parent shall provide Securityholders' Representative with copies of completed drafts of all such Tax Returns relating to or in respect of the income of the Company at least twenty (20) Business Days prior to the due date for filing thereof and all other material Tax Returns at least ten (10) days prior to the due date for filing thereof, for Securityholders' Representative review and comment, and shall incorporate any reasonable comments timely provided in writing by Securityholders' Representative. The Company shall pay the amount of any Taxes shown to be due thereon to the appropriate Governmental Authority and shall provide Securityholders' Representative with adequate proof of such payment.
Section 5.10    Fees and Expenses. Except as otherwise expressly provided herein, Parent will pay all fees and expenses (including legal, accounting, financial advisor and broker fees and expenses) incurred by it in connection with the transactions contemplated hereby. Except as otherwise expressly provided for herein, Securityholders will pay all fees and expenses (including legal, accounting, financial advisor and broker fees and expenses) incurred by the Company or any of them in connection with the transaction contemplated hereby. Except as provided in Section 2.12(a), all transfer, documentary, sales, use, stamp, registration and other Taxes (including real property transfer Taxes) arising out of the consummation of the transaction contemplated hereby and any filing fees incurred in connection with complying with the HSR Act shall be paid equally by (i) Parent and (ii) the Securityholders. In addition, the fees and expenses of the Paying Agent and the Escrow Agent shall be paid equally by (i) Parent and (ii) the Securityholders (for the avoidance of doubt, such expenses borne by the Securityholders shall be deemed a Seller Expense and included in the Payoff Amount).
Section 5.11    Access to Customers and Suppliers. The Company shall, if reasonably requested by Parent, introduce Parent to customers and suppliers of the Company and the Subsidiaries for the purpose of facilitating the post-Closing integration of the Company and the Subsidiaries and their businesses into that of Parent.
Section 5.12    [INTENTIONALLY OMITTED]

Section 5.13    Exclusivity.
(a)    Prior to the Effective Time, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or Representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than Parent or its Representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary (each, an “Acquisition Proposal”), (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party (other than Parent or its Representatives) or (iii) engage in negotiations or enter into any agreement with any party (other than Parent or its Representatives) concerning any such transaction; provided, that prior to receipt of the Stockholder Approval, the Company may, in response to a Superior Proposal, furnish information concerning the business, properties or assets of the Company pursuant to a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement and engage in negotiations with respect to such Superior Proposal if the Company directors reasonably conclude in good faith (after consultation with their financial and legal advisors) that failure to do so would be inconsistent with their fiduciary obligations under applicable Law. For purposes of this Section 5.13, a “Superior Proposal” means an unsolicited Acquisition Proposal for the acquisition of 100% of the equity capital or all of the assets of the Company that the Company directors have concluded in good faith is more favorable from a financial point of view to the holders of Company Shares than the transactions contemplated by this Agreement.
(b)    The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one (1) business day after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
Section 5.14    Securityholders’ Representative.
(a)    ML Seller Rep LLC will act as Securityholders’ Representative for all purposes under this Agreement. On the date of this Agreement, the Company hereby irrevocably appoints the Securityholders’ Representative as each Securityholder’s true and lawful agent, representative and attorney-in-fact, with full power in his, her or its name and on his, her or its behalf (and with full power of substitution), to take any and all actions on behalf of the Securityholders required or permitted under or in connection with this Agreement. ML Seller Rep LLC hereby agrees to comply with the provisions of Section 2.07.
(b)    The Securityholders’ Representative shall have the authority, for and on behalf of Securityholders (except for the holders, if any, of Dissenting Company Shares), to take such actions and exercise such discretion as are required of the Securityholders’ Representative pursuant to the terms of this Agreement or the Escrow Agreement, and any such actions shall be binding on each such holder and shall include the following: (i) to receive, hold and deliver to Parent Certificates and any other documents relating thereto on behalf of such holder; (ii) to give and accept communications and notices on behalf of such holder; (iii) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, claims against such holder; (iv) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, or any claims or disputes related to this Agreement on behalf of such holder; (v) to receive payments on behalf of such holder due and owing pursuant to this Agreement and acknowledge receipt of such payments; (vi) to amend, supplement, change or waive any provision of this Agreement, subject to compliance with Section 10.01 and Section 10.02; (vii) to receive service of process on behalf of such holder in connection with any claims under this Agreement or any related document or instrument; (viii) to determine whether the conditions to the Company’s obligations have been satisfied, including waiving any such conditions if the Securityholders’ Representative in its sole discretion determines that such waiver is appropriate; (ix) to authorize the release or delivery to Parent of all or any portion of the Escrow Amount in satisfaction of the Securityholders’ obligations (if any) with respect to the post-Closing adjustments contemplated by Article II (and in connection therewith calculating the portion of any adjustment in the Securityholders’ favor that is payable to any Securityholder) and indemnification claims by any Parent Indemnified Party pursuant to Article VIII; and (x) to take any and all actions necessary or appropriate in the sole discretion of the Securityholders’ Representative to accomplish any of the foregoing. As the representative of such holders, the Securityholders’ Representative shall act as agent for each such holder and shall have authority to bind each such holder in accordance with the terms of this Agreement and the Escrow Agreement, and Parent and Purchaser may rely on such appointment and authority. The Securityholders’ Representative shall be entitled to reimbursement from such Persons of any and all fees, expenses and costs incurred in the performance of such Securityholders’ Representative’s duties under this Agreement. For the avoidance of doubt, the Securityholders’ Representative may, in its sole discretion, make payments out of the Securityholders’ Representative Reserve in order to satisfy, in whole or in part, any of the Securityholders’ obligations under this Agreement, including such obligations in Articles II and VIII.
(c)    The Securityholders’ Representative shall not be liable to any Securityholder for any act done or omitted to be taken as Securityholders’ Representative except expressly as set forth in this Agreement. The Persons who immediately prior to the Effective Time held Company Shares shall indemnify and hold harmless the Securityholders’ Representative and its partners, stockholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (each, a “Securityholders’ Representative Indemnified Party”) from and against all losses, liabilities, claims or expenses incurred or suffered by the Securityholders’ Representative Indemnified Parties as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Securityholders’ Representative under this Agreement or the Escrow Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such holders. None of the Securityholders’ Representative Indemnified Parties shall be liable to any Person who immediately prior to the Effective Time held Company Shares in respect of such arrangements or actions or omissions in connection therewith.

(d)    A decision, act, consent or instruction of the Securityholders’ Representative under or relating to this Agreement shall constitute a decision for all Persons who immediately prior to the Effective Time held Company Shares and shall be final, binding and conclusive upon each such Person, and Parent and Purchaser may rely upon any such decision, act, consent or instruction of such Securityholders’ Representative as being the decision, act, consent or instruction of each such Person. Parent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative.
(e)    If ML Seller Rep LLC becomes unable to serve as Securityholders’ Representative, such other Person or Persons may be designated by the holders of a majority of the Company Preferred Shares, and such Person or Persons shall succeed as the Securityholders’ Representative.

ARTICLE VI
CONDITIONS TO THE MERGER
Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Effective Time of the following conditions:
(a)    Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.
(b)    Antitrust Approval. Any waiting period (and any extension of such waiting period) applicable to the Merger under the HSR Act and any Foreign Antitrust Law (where such approval is mandatory) shall have been terminated or shall have expired. Any consents, approvals and filings under the antitrust Laws specified on Section 6.01(b) of the Disclosure Schedule shall have been obtained or made.
(c)    No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction or other Law enjoining, restraining or otherwise prohibiting the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to the proviso of Section 5.06(a), each of Parent and the Company shall have used its reasonable best efforts to prevent the entry of any such Order and to appeal as promptly as possible any such Order that may be entered.
Section 6.02    Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct (without taking into account any qualifiers as to materiality or Material Adverse Effect) as of the date of this Agreement, and as of the Effective Time as though made at the Effective Time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b)    Performance of Obligations of the Company. The Company shall have:
(i) performed in all material respects all obligations required to be performed, and complied in all material respects with its agreements and covenants to be complied with, by it under this Agreement at or prior to the Effective Time and (ii) provided Parent with evidence of the delivery of the notices in a form acceptable to Parent required by those agreements listed on items 2 through 6 of Section 3.04(b) of the Disclosure Schedule.
(c)    No Material Adverse Effect. There shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or would reasonably be expected in the future to have, a Company Material Adverse Effect.
(d)    No Orders. No judgment, order, decree, stipulation or injunction shall be in effect, and no legal proceeding shall be pending, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    Resignations. Parent shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which Parent designates, by written notice to the Company, as unnecessary), no later than the date hereof;
(f)    Escrow Agreement. Parent shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Securityholders’ Representative.
(g)    Paying Agent Agreement. Parent shall have received a counterpart of the Paying Agent Agreement executed by the Paying Agent and the Securityholders’ Representative.
(h)    Deliveries. Parent shall have received the Company Certificate and such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
Section 6.03    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct (without taking into account any qualifiers as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Effective Time as though made at the Effective Time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Parent or Purchaser.
(b)    Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed in all material respects all obligations required to be performed, and complied in all material respects with its agreements and covenants required to be complied with, by them under this Agreement at or prior to the Effective Time.
(c)    Deliveries. The Company shall have received (i) a counterpart to the Escrow Agreement executed by Parent and the Escrow Agent, (ii) certificates, signed by duly authorized officers of Parent and Purchaser certifying that each of the conditions set forth in Sections 6.03(a)-(b) is satisfied in all respects and (iii) such other certificates and instruments (including certificates of good standing of the Parent and Purchaser in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
ARTICLE VII
TERMINATION
Section 7.01    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
(a)    by mutual written consent of Parent, Purchaser and the Company;
(b)    by either Parent or the Company:
(i)    if the Merger is not consummated on or before February 28, 2013 (the “Outside Date”), unless the failure to consummate the Merger by the Outside Date is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or
(ii)    if any condition to the obligation of such party to consummate the Merger set forth in Section 6.01 (in the case of Parent or the Company), Section 6.02 (in the case of Parent) or Section 6.03 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that such termination shall not be available to any party whose failure to comply with or perform in any material respect any representation, warranty, covenant or agreement contained in this Agreement has been the primary cause of such incapability to satisfy such condition;

(c)    by Parent, if the Company has failed, prior to 11:59 P.M. (Pacific Time) on the first (1st) Business Day following the date of this Agreement, to obtain the Company Stockholder Approval;
(d)    by Parent, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02, and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement); or
(e)    by the Company, if Parent or Purchaser breaches or fails to perform in any respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty, covenant or agreement in this Agreement).
(f)    Failure to Close. If (A) all the conditions to the Closing set forth in Section 6.01 and Section 6.02 are and remain satisfied in all respects and Parent and Purchaser fail to complete the Closing within the earlier of (i) three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.02 and (ii) December 31, 2012, (B) the Company has confirmed in writing to Parent that it is prepared to consummate the Closing, and (C) the Company has and continues to be ready, willing and able to consummate the Merger; then, as liquidated damages for its failure to comply with this Section 7.01, not as a penalty and in addition to any of the remedies of the Company under this Agreement (including specific performance pursuant to Section 10.07), Parent shall pay to the Securityholders an amount equal to $250,000. For the purposes of this Agreement, such $250,000 shall be deemed an increase to the Base Consideration.
Section 7.02    Effect of Termination.
(a)    If this Agreement is terminated for any reason, the provisions of Section 5.03(b) (Access to Information; Confidentiality), Section 5.08 (Public Announcements), Section 5.10 (Fees and Expenses); Section 5.14 (Securityholders’ Representative), Article X (General Provisions) and this Section 7.02 shall remain in full force and effect.
(b)    If this Agreement is terminated as provided in Section 7.01(a), this Agreement shall forthwith become void (except as stated in Section 7.02(a) above) and there shall be no liability or obligation under this Agreement on the part of any party to this Agreement or their respective Representatives.
(c)    If this Agreement is terminated as provided in subsections (b), (c), (d) or (e) of Section 7.01, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival.
(a)    The representations and warranties in this Agreement shall survive the Closing Date and continue in full force and effect for eighteen (18) months after the Closing Date (the “Survival Expiration Date”); provided, that (x) the representations and warranties in Section 3.16 (Taxes) shall survive the Closing Date and continue in full force and effect for six (6) years after the Closing Date and (y) the Fundamental Representations and any claim based upon fraud shall survive the Closing Date indefinitely. All covenants and agreements in Section 5.05 shall not survive the Closing Date. Any breach or failure to comply with any other covenant and agreement in this Agreement obligating action by a Party prior to the Closing Date as to which each other Party shall have received written notice specifying such breach or failure to comply prior to the Closing shall be deemed waived upon consummation of, and shall not survive, the Closing. In furtherance and not in limitation of the foregoing, unless otherwise specified in this Section 8.01 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations.
(b)    If a Party delivers notice of a Claim before expiration of a representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of such Claim.
(c)    The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of Parent, Purchaser or the Company or any knowledge acquired (or capable of being acquired) by Parent, Purchaser or the Company or their respective Representatives, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) except as set forth in the penultimate sentence of Section 8.01(a), any waiver by Parent or the Company of any closing condition relating to the performance of or compliance with agreements and covenants. For the avoidance of doubt, this Section 8.01(c) shall not preclude any Seller Indemnified Party from pursuing any Seller Claim pursuant to Section 8.02(b)(iii), but no Parent Claim pursuant to this Article VIII shall be subject to any right of set-off or deduction based on any such Seller Claim (unless and only to the extent that such set-off or deduction shall have been ordered by a court of competent jurisdiction) and the Seller Indemnified Parties hereby irrevocably waives any and all such rights.
Section 8.02    Indemnification Other than for Tax Matters.
(a)    Subject to limitations set forth in this Article VIII, the Securityholders shall, (severally and not jointly (with each Securityholder’s indemnification obligation to be based upon his, her or its respective proportion of the consideration to be paid to all Securityholders hereunder, except as otherwise provided in clause (iii) below), indemnify Parent and, after the Closing, the Surviving Corporation and its Subsidiaries, or any of their Affiliates (collectively the “Parent Indemnified Parties”) in respect of, and hold them harmless against, any and all Damages incurred or suffered by Parent Indemnified Parties resulting from, relating to or constituting (the following, together with the obligations set forth in Section 8.03, being referred to collectively as the “Parent Claims”):
(i)    any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement (other than the representations and warranties in Section 3.16);
(ii)    any failure to perform any covenant or agreement of the Company of any Securityholder contained in this Agreement;
(iii)    any failure of any Securityholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Securityholder, free and clear of all Securityholder Liens (with respect to which such Securityholder’s indemnification obligation shall be several and borne entirely by such Securityholder);
(iv)    any claim by a stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive any of the consideration pursuant to Section 2.06, if any, to which such Person is entitled), including any option, preemptive rights or rights to notice or to vote; or (iii) any rights under the Certificate of Incorporation or By-laws of the Company;
(v)    any amount paid in respect of any Dissenting Company Share to the extent such amount exceeds, in the case of Company Preferred Stock, the Liquidation Amount plus the Per Share Amount, and in the case of Company Common Stock, the Per Share Amount;
(vi)    any claim for fraud (other than by Parent, Purchaser or any of their respective Representations) arising in connection with the transactions contemplated by this Agreement; or
(vii)    any errors in the Distribution Allocation Schedule, any Indebtedness not paid prior to Closing and any Seller Expenses not reflected in the Seller Expenses Schedule.
(viii)    (A) arising prior to the date of this Agreement under or relating to any contract to which the Company or any of its Subsidiaries is a party with a U.S. government agency or any subcontract at any tier under any third party’s contract with a U.S. government agency to which the Company or any of its Subsidiaries is a party, in effect at any time within the past six years prior to the date of this Agreement, or any bid or proposal for such contract, including any suspension or debarment of the Parent, the Purchaser or the Surviving Corporation arising from any actions of the Company prior to the date of this Agreement (any of the foregoing being referred to as a “Government Contract”), (B) the failure of the Company’s products (as in existence at the Closing), to meet the specifications set forth in any Government

Contract and (C) any changes in regulatory and contract compliance obligations, business management and accounting policies and practices or other obligations imposed on Parent or any of its Subsidiaries (including the Surviving Corporation) required after the date of this Agreement solely as a result of any such Government Contract (other than such requirements that result from any failure of Parent to comply with obligations that would otherwise apply to it but for such Government Contract).
(b)    Subject to limitations set forth in this Article VIII, Parent, Purchaser and, after the Closing, the Surviving Corporation shall, jointly and severally, indemnify the Securityholders’ Representative and the Securityholders (collectively, the “Seller Indemnified Parties”) for any and all Damages incurred or suffered by Seller Indemnified Parties resulting from, relating to or constituting (collectively, the claims made under subclauses (i), (ii) and (iii) below, “Sellers’ Claims”, and both Sellers’ Claims and Parent Claims, “Claims”):
(i)    any breach or inaccuracy, as of the date of this Agreement or the Closing Date, of any representation or warranty of Parent or Purchaser contained in this Agreement;
(ii)    any failure to perform any covenant or agreement of Parent or Purchaser contained in this Agreement; or
(iii)    any claim for fraud (other than by the Company, its Subsidiaries, the Securityholders or any of their respective Representations) arising in connection with the transactions contemplated by this Agreement.
Section 8.03    Tax Indemnification.
(a)    Following the Effective Time, subject to the limitations set forth in this Article VIII, the Securityholders shall, severally and not jointly (with each Securityholder's indemnification obligation to be based upon his, her or its respective proportion of the Aggregate Company Share Consideration to be paid to all Securityholders hereunder), indemnify the Parent Indemnified Parties in respect of, and hold them harmless against (without duplication) (i) all liability for Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period, and (ii) any breach or inaccuracy, as of the date hereof and as of the Closing Date, of any representation or warranty contained in Section 3.16 construed for purposes of this clause (ii) without regard to any provisions that would limit their application to periods after December 19, 2009. The indemnity obligations provided in this Section 8.03 shall only apply with respect to Claims made in accordance with this Section 8.03 through the date which is seventy-two (72) months after the Closing Date. For the avoidance of doubt, the Securityholders shall have no indemnity obligation for Taxes except as provided in this Section 8.03.
(b)    For purposes of determining Taxes that relate to Pre-Closing Tax Periods, the Company or any of its Subsidiaries shall treat the Closing Date as the last day of a taxable period to the extent permitted under any applicable Tax Law. Otherwise, the portion of any Taxes for a Straddle Period allocable to the Pre-Closing Tax Period shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section

5.10, the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 8.03, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.03(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.
Section 8.04    Limitations.
(a)    Securityholder Indemnification Cap. Notwithstanding any provision of this Agreement to the contrary, the aggregate amount of Damages for which Parent Indemnified Parties shall be entitled to indemnification pursuant to Section 8.02(a)(i) and Section 8.02(a)(viii) will not exceed the Escrow Amount; provided, that such limit shall not apply to any Damages payable due to a breach of a Fundamental Representation or a Claim based upon fraud. In the case of Damages payable pursuant to Section 8.03 or a breach of a Fundamental Representation, or pursuant to Section 8.02(a)(ii)-(v) and (vii), such Damages will not exceed the sum of (x) the aggregate Liquidation Amount plus (y) Aggregate Company Share Consideration (in each such case, the “Cap”). Claims based upon fraud shall not be limited.
(b)    Parent Indemnification Cap. Notwithstanding any provision of this Agreement to the contrary, the aggregate amount of Damages for which Seller Indemnified Parties shall be entitled to indemnification (x) pursuant to Section 8.02(b)(i) will not exceed an amount equal to the Escrow Amount, and (y) pursuant to Section 8.02(b)(ii) will not exceed an amount equal to the Cap; provided, that Claims based upon fraud shall not be limited.
(c)    Claims Basket. Notwithstanding any provision of this Agreement to the contrary, Parent Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.02(a)(i) with respect to any claim for indemnification unless and until (i) the amount of Damages incurred by Parent Indemnified Parties that are the subject of such claim exceeds $15,000 (the "Per Claim Basket") until all such amounts so excluded exceed $50,000 at which time this clause (i) shall have no further force and effect and any claims so excluded shall thereafter be included in full (provided, for the avoidance of doubt, that any claim for Damages in respect of such amounts shall remain subject to the limitations of the Basket Amount and the Cap), and (ii) the aggregate amount of all Damages incurred by Parent Indemnified Parties for which Parent Indemnified Parties are entitled to indemnification pursuant to Section 8.02(a)(i) exceeds 0.5% of Base Consideration (the “Basket Amount”), and Parent Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount; provided, however, that the Per Claim Basked and the Basket Amount shall not apply with respect to Damages relating to breaches of the representations and warranties set forth in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.02(b) (Capitalization), Section 3.03 (Authority), Section 3.04(a) (No Conflict), Section 3.14 (Plans) (but only to the extent breach of such representations and warranties result in any liability for Tax), and Section 3.24 (Brokers) (the “Fundamental Representations”) or for Damages payable pursuant to Section 8.03, or with respect to Claims based upon fraud. Notwithstanding any provision of this Agreement to the contrary, and other than with respect to Claims based upon fraud, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.02(b)(ii) with respect to any claim for indemnification unless and until the aggregate amount of all Damages incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to Section 8.02(b)(i) exceeds the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount.
(d)    Exclusions. No party shall have any obligation to indemnify pursuant to this Article VIII to the extent that any Damages are specifically identified as liabilities (including reserves) in the Financial Statements or the Final Working Capital.
(e)    Sole Remedy. Except for Claims based on fraud, from and after the Closing, the indemnification provided in this Article VIII shall be the sole and exclusive remedy for any Damages under this Agreement; provided, that the foregoing shall not affect the right of any party to seek specific performance or other remedies permitted under this Agreement. Except for Claims based on fraud, each of the Parties agrees that, to the fullest extent permitted by applicable Law, it may seek recourse for indemnification under Article VIII of this Agreement only against the other Party or Securityholder, and the respective Representatives and Affiliates of such Parties or Securityholders shall not have any personal liability or responsibility therefor.
Section 8.05    Indemnification Claim Procedures. If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly after receipt of notice of such Indemnification Claim give written notice to the party, or parties, obligated to provide indemnification under this Agreement (each, an “Indemnitor”). Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice. Within twenty (20) days of the receipt of such written notice, an Indemnitor may elect in writing to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice (such choice of counsel subject to the consent of the Indemnified Party, with such consent not to be unreasonably withheld, conditioned or delayed); provided that the Indemnitor may only assume control of such defense if (i) it acknowledges in writing to the Indemnified Parties that any damages, fines, costs or other liabilities that may be assessed against the Indemnitor in connection with such Action constitute Damages for which the Indemnified Parties shall be indemnified pursuant to this Article VIII, (ii) the ad damnum in such Action, taken together with the estimated costs of defense thereof and the Claims with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Fund, and (iii) the Indemnitor may not assume control of the defense of any such Action involving criminal liability or in which equitable relief is sought against the Indemnified Parties. If after assuming such defense the Indemnitor first obtains actual knowledge of any fact, event, development or circumstance which leads the Indemnitor to reasonably believe it has no indemnification obligation hereunder with respect to such Claim, the Indemnitor shall notify the Indemnified Party of same, the acknowledgement referenced in the previous sentence shall be deemed null and void and of no force and effect, and, without agreeing whether the Indemnitor has such defenses, the Indemnified Party shall have the option to assume defense of such Claim. If the Indemnitor does not, or is not permitted under the terms hereof to, so assume control of the defense of such Action, the Indemnified Parties shall control such defense. If the Indemnitor has assumed the defense of an Action as provided in this Section 8.05, each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (at the Indemnitor’s expense) and shall have the right to employ counsel separate from the counsel employed by the Indemnitor in the defense of any Action that the Indemnitor is defending and to participate in such defense, but the fees and expenses of such counsel will be at the Indemnified Party’s own expense. If an Indemnitor has not assumed the defense of an Action, the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to Action subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed). An Indemnitor will not agree to the entry of any judgment or enter into any settlement or compromise with respect to an Action subject to any Indemnification Claim without the prior written consent of the Indemnified Parties unless (i) it provides for a full and complete written release of the Indemnified Parties by such third party from any further liability and (ii) the sole relief provided is monetary damages that the Indemnitor agrees to, and does, pay in full. A claim for any matter not involving a Third Party may be asserted by written notice to the party from whom indemnification is sought, and shall be resolved pursuant to the procedures set forth in the Escrow Agreement; provided, that no claim may be brought after the periods for survival set forth in Section 8.01. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Securityholders' Representative as the Indemnitor, at the election of the Indemnitor, the reasonable costs and expenses of such defense of such, and any payment in respect of, any settlement of such Action pursuant to the provisions of this Article VIII shall be paid from the Escrow Funds, and Parent, the Company and the Securityholders' Representative shall instruct the Escrow Agent to disburse such portion of the Escrow Funds as is reasonably requested in writing by the Securityholders' Representative to pay such reasonable costs and expenses or settlement amounts.
Section 8.06    Calculation of Damages.
(a)    For purposes solely of this Article VIII, all representations and warranties in Articles III and IV (other than Section 3.07) shall be construed as if the term “material” and any reference to “Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.
(b)    The amount of any Damages indemnifiable under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or third party indemnities with respect to such Damages (less any costs incurred by the Indemnified Parties in obtaining such recovery). In the event any amounts recovered from such sources are not received before a Indemnification Claim is paid pursuant to this Article VIII, then the amount of such recovery shall be applied first, to reimburse the Indemnified Party for any out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by it in pursuing such recovery or defending any claims arising therefrom, second, to refund any payments made by the Indemnitor which would not have been so paid had such recovery been obtained prior to such payment and, third, any excess to the Indemnified Party.
(c)    Prior to the release of the Escrow Funds pursuant to Section 8.08 below, Parent shall, and shall cause Surviving Corporation and its subsidiaries and the officers, directors, employees, auditors and agents of the Surviving Corporation and its subsidiaries to (i) maintain in good order the books and records of the Company, its Subsidiaries, the Surviving Corporation and its Subsidiaries and (ii) afford the Securityholders' Representative (or any applicable Indemnitor) reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, its Subsidiaries, the Surviving Corporation and its Subsidiaries reasonably necessary to enable Securityholders' Representative (or any such applicable Indemnitor) to respond to any Indemnification Claim.
(d)    Tax Benefit from Indemnification Payments. The calculation of the amount of any Damages for which indemnification is payable under this Article VIII (including for purposes of calculating a Per Claim Basket and the Basket Amount) shall be reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages. For purposes of this Section 8.06(d), the Tax benefit realized by the Indemnified Party (i) shall be determined in good faith by the Indemnified Party and (ii) shall be limited to the actual tax benefits realized by the Indemnified Party for post-Closing tax periods through the date on which the indemnification payment is received. In no event shall the Indemnitor(s) have any right to review or access any Tax Returns or related information of the Indemnified Party in connection with the determination of any Tax benefit to which this Section 8.06(d) relates.
Section 8.07    Indemnification Escrow. Subject to the terms of this Article VIII, claims for Damages pursuant to Section 8.02(a) shall first be paid out of the Escrow Funds pursuant to the terms of the Escrow Agreement.
Section 8.08    Release of Escrow. The Escrow Funds shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement, which shall specify that the funds held in the escrow account, if any, shall be released in the following manner:
(a)    On December 31, 2013, the Parent and Securityholders' Representative shall jointly instruct the Escrow Agent to disburse to the Paying Agent an amount equal all funds remaining in the Escrow Funds in excess of (i) 5% of Base Consideration plus (ii) any amounts then subject to a Pending Claim (and thereafter, the amount of Escrow Funds remaining in the Escrow Account shall be considered the "Escrow Amount" for the purposes of this Agreement); and
(b)    On the first Business Day following the Survival Expiration Date, the Parent and Securityholders' Representative shall jointly instruct the Escrow Agent to disburse to the Paying

Agent the remaining Escrow Funds less any amounts then subject to a Pending Claim (each such date identified in subjections (a) and (b) of this Section 8.08 an "Escrow Release Date").
(c)    If any Claim by an Indemnified Party pursuant to this Article VIII shall have been asserted on or prior to the Survival Expiration Date and remain pending on the applicable Escrow Release Date (any such Claim, a “Pending Claim”), any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Paying Agent in accordance with this Agreement upon resolution or (if applicable) satisfaction of such Pending Claim (but again subject to clauses (a) and (b) to the extent of any other unresolved Pending Claims).
(d)    Each of Parent and the Securityholders’ Representative shall from time to time submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Escrow Funds in accordance with this Article VIII and the Escrow Agreement.
Section 8.09    Tax Treatment of Indemnity Payment. For all tax purposes, Parent, the Securityholders Representative and the Securityholders agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to total consideration to be delivered in the Merger, unless otherwise required by law.
ARTICLE IX
POST-CLOSING AGREEMENTS
Section 9.01    Proprietary Information. From and after the Closing, the Principal Stockholders and each of their respective Affiliates (unless at any such time such Principal Stockholder is employed by the Company or any of its Subsidiaries and has access in such capacity) that has had access to Proprietary Information shall not disclose or make use of such Proprietary Information. For purposes of this Agreement, “Proprietary Information” shall mean the following: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information concerning existing and future products and business plans and strategies of the Company, the Surviving Corporation or Parent; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company or the Surviving Corporation; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company, the Surviving Corporation or Parent as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that (A) is generally available to the public (other than as a result of a disclosure by a Principal

Stockholder or such Affiliates), (B) was disclosed to the Principal Stockholders or such Affiliates by a third party under no obligation to keep such information confidential, or (C) was independently developed by the Principal Stockholders or such Affiliates without reference to Proprietary Information. Notwithstanding the foregoing, the Principal Stockholders and such Affiliates shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by Law, the Principal Stockholders and such Affiliates shall use commercially reasonable efforts to provide Parent with prompt advance notice of such requirement so that Parent may seek an appropriate protective order.
Section 9.02    No Solicitation or Hiring of Former Employees. Except as provided by Law, during the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, no Principal Stockholder or Affiliate thereof that has had access to Proprietary Information shall directly or indirectly recruit, solicit or induce any person who was an employee or subcontractor of the Company or any of its Subsidiaries on the date hereof or the Closing Date to terminate his or her employment with, or otherwise cease their relationship with, the Company (or the Surviving Corporation or any of its Subsidiaries, as the case may be) or to become an employee of such Principal Stockholder or Affiliate; provided, that the prohibition in this sentence shall not apply to general solicitations for employees through advertisements or search firms not specifically targeting any such employee. In addition, no Principal Stockholder or Affiliate thereof that has had access to Proprietary Information shall hire or employ or use in any subcontracting arrangement any current employee of the Surviving Corporation or any of its Subsidiaries or any employee of the Surviving Corporation or any of its Subsidiaries whose employment begins after the Closing for a period of one (1) year from the Closing without the prior written consent of an authorized executive officer of Parent; provided, that the prohibition in this sentence shall not apply to any employee (i) whose employment is terminated by Parent or the Surviving Corporation or (ii) after the six-month anniversary of his or her voluntary termination of employment.

ARTICLE X
GENERAL PROVISIONS
Section 10.01    Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument making specific reference to this Agreement in writing signed on behalf of each of the parties.
Section 10.02    Waiver. Subject to Section 10.01, at any time prior to the Effective Time, any party to this Agreement may (a) extend the time for the performance of any obligation or other act of any other party to this Agreement, (b) waive any inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound by such extension or waiver.
Section 10.03    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):
if to Parent or Purchaser:
PAREXEL International Corporation
195 West Street
Waltham, MA 02451
Attention: General Counsel
with copies (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Jay Bothwick, Esq.
Telephone: (617) 526-6526
Facsimile No: (617) 526-6526
if to the Company:
Liquent, Inc.
101 Gibraltar Road
Suite 200
Horshsham, PA 19044
Attention: Richard Riegel
with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Ave.
New York, NY 10022
Facsimile: (212) 593-5955
Attention: Richard A. Presutti, Esq.

if to the Securityholders' Representative:
ML Seller Rep LLC
c/o Marlin Equity Partners
338 Pier Avenue
Hermosa Beach, CA 90254
Facsimile No: (310) 364-0110
Attention: George Kase

with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Ave.
New York, NY 10022
Facsimile: (212) 593-5955
Attention: Richard A. Presutti, Esq.

Section 10.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.05    Entire Agreement; Third-Party Beneficiaries. This Agreement (including all Schedules and Exhibits attached hereto and all Seller Agreements) together with the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated by this Agreement and (b) except for Section 5.04 and Section 10.10, are not intended to confer upon any Person other than the parties any rights or remedies.
Section 10.06    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Purchaser may assign its rights, interests or obligations hereunder to any Subsidiary of Parent but any such assignment shall not relieve Parent or Purchaser of any of its obligations hereunder. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.07    Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement, in addition to any other remedy at law or in equity. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each party hereby waives any requirements for the securing or posting of any bond with such equitable remedy.
Section 10.08    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court sitting in the State of Delaware. The parties to this Agreement hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, for the purpose of any Action arising in whole or in part out of, relating to, based upon or in connection with this Agreement or the subject matter hereof brought by any party to this Agreement, (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts, and (c) agree not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any Action to an court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.
Section 10.09    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties to this Agreement (a) certifies that no Representative or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties to this Agreement have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.
Section 10.10    Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Schulte Roth & Zabel LLP may serve as counsel to each and any holder of Company Shares and their respective affiliates (the “Securityholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and that, following Closing, Schulte Roth & Zabel LLP may serve as counsel to any member of the Securityholder Group or any director, member, partner, officer, employee or affiliate of the Securityholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and each of the parties to this Agreement consents to such representation and waives any conflict of interest arising from such representation, and each of such parties shall cause any Affiliate to consent to waive any conflict of interest arising from such representation. In connection with any indemnification dispute under Article VIII that may arise solely between the Securityholder Group and Parent or the Surviving Corporation and does not involve compliance with Law, the individual members of the Securityholder Group involved in such dispute (and not Parent or the Surviving Corporation) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between the Company and Schulte Roth & Zabel LLP that occurred before the Closing.
Section 10.11    General Interpretation.
(a)    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)    Unless otherwise indicated, all references in this Agreement to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation.”
(d)    When reference is made in this Agreement to a Person, such reference shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(e)    When reference is made in this Agreement to information that has been “made available” to Parent, that shall mean that such information was either (i) contained in the Company’s electronic data room (which includes, for the avoidance of doubt, the FTP site hosted at https://sftp.liquent.com) or (ii) delivered to Parent or its counsel, in each case, not less than two (2) Business Days prior to the date of this Agreement.
(f)    The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 10.12    Time. Time shall be of the essence in and for purposes of this Agreement and, subject to the proviso in Section 5.06(a), each party shall use its reasonable best efforts to ensure that the Closing occurs no later than December 24, 2012.

Section 10.13    Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Purchaser, the Company, the Principal Stockholders and the Securityholders’ Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PAREXEL INTERNATIONAL CORPORATION
By /s/ Josef H. von Rickenbach
Name: Josef von Rickenbach
Title: Chairman & CEO

Signature Page to Merger Agreement

LIMA INTERNATIONAL CORPORATION
By /s/ Josef H. von Rickenbach
Name: Josef von Rickenbach
Title: President & CEO

Signature Page to Merger Agreement

LIQUENT, INC.
By /s/ Richard Riegel
Name: Richard Riegel
Title: Chief Executive Officer

Signature Page to Merger Agreement

RICHARD RIEGEL
/s/ Richard Riegel

DAVID PINCUS
/s/ David Pincus

Signature Page to Merger Agreement

ML SELLER REP LLC, solely in its capacity as Securityholders’ Representative
By /s/ George Kase
Name: George Kase
Title: President

Signature Page to Merger Agreement

Liquent Acquisition, LLC
By: Marlin Equity Partners II, L.P., its Manager
By: Marlin Ultimate GP, LLC
By /s/ George Kase
Name: George Kase
Title: Manager

Signature Page to Merger Agreement